UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIAMOND TECHNOLOGY ENTERPRISES, INC.

(Name of small business issuer in its charter)

Delaware	5094	46-2076629
(State or other jurisdiction of organization)	(Primary Standard Industrial Classification Code)	(Tax Identification Number)
37 West 47th Street, #1301 New York, New York 10036 212-382-2104 (Address and telephone number of registrant's executive office)	United States Corporation Agents, Inc. 1521 Concord Pike, Suite 301 Wilmington, DE 19803 (Name, address and telephone number of agent for service)

With copies to:

Kimberly L. Rudge, PA

4654 SR 64 E, #133

Bradenton, Fl. 34208

Telephone:  (941) 747-5290

Approximate date of commencement of proposed sale to the public:   From time to time, at the discretion of the selling shareholders, after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐

Accelerated filer ☐

Non-accelerated filer ☐

(Do not check if a smaller reporting company)

Smaller reporting company ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 of Diamond Technology Enterprises, Inc. (the “Company”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on June 13, 2014, is being filed pursuant to the undertakings in Item 17 of the Registration Statement to include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2014, that was filed with the SEC on November 13, 2014 and  its Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2014  that was filed with the SEC on December 15, 2014;  its Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2015 that was filed with the SEC on May 14, 2015;  its Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2015 that was filed with the SEC on June 15, 2015; and to provide updates regarding the Machines performance estimates and the Company’s business plan.

The information included in this filing amends this Registration Statement and the Prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 3. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The selling shareholders will sell the common stock being registered in this offering at a fixed price of $1.00 per share for the duration of the offering.   If the offering is not already closed at the time, the Issuer will file a post-effective amendment to reflect the change to a market price when the shares begin trading on a market or exchange.  It is possible that the Company’s shares may never be quoted on the OTC Bulletin Board or listed on an exchange.

SUBJECT TO COMPLETION, DATED ____________ __, 2015.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

DIAMOND TECHNOLOGY ENTERPRISES, INC.

2,987,820 Shares of Common Stock by the Selling Shareholders

This prospectus relates to the sale from time to time of up to 2,987,820 shares of our common stock, par value $0.0001 per share, by the selling shareholders named in this prospectus in the section entitled “Selling Shareholder,” including their donees, pledgees, assignees, transferees and other successors-in-interest, whom we refer to in this prospectus as the “Selling Shareholders” which proceeds will not be available for use by the Company.

The selling shareholders may, but are not required to, sell their shares of our common stock in a number of different ways and at varying prices as determined by the prevailing market price for shares or negotiated transactions. We do not know when or in what amount the Selling Shareholders may offer the shares for sale.

We will not receive any proceeds from the sale of our shares by the Selling Shareholders pursuant to this prospectus.  We have agreed to pay certain expenses related to the registration of the offer and sale of the shares of common stock pursuant to the registrations statement containing this prospectus.

The Selling Shareholders will offer their respective shares at a fixed price of $1.00 per share until our shares of common stock are quoted on the Over-the-Counter Bulletin Board or an exchange, and thereafter, at prevailing market prices or privately negotiated prices.

The securities being registered in this offering may be illiquid because there has been no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. We have engaged a market maker and have filed an application with the Financial Industry Regulatory Authority for our common stock to be eligible for trading on the OTCQB, which application is currently pending.   There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop.

Our Auditor has raised substantial doubts about our ability to continue as a going concern.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR SHARES OF COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 6 BEFORE INVESTING IN OUR SHARES OF COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES

OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling security holders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is __________, 2015.

TABLE OF CONTENTS

PROSPECTUS SUMMARY

1

RISK FACTORS

6

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

11

USE OF PROCEEDS

12

CAPITALIZATION

13

DILUTION

13

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

15

DESCRIPTION OF BUSINESS AND PROPERTY

16

OUR MANAGEMENT

21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

24

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

25

DESCRIPTION OF CAPITAL STOCK

26

SELLING STOCKHOLDERS

27

PLAN OF DISTRIBUTION

30

DISCLOSURE OF COMMISSION POSITION ON

34

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

34

LEGAL OPINION

35

EXPERTS

35

INTERESTS OF NAMED EXPERTS AND COUNSEL

35

ADDITIONAL INFORMATION

35

SIGNATURES

55

Unless otherwise specified, the information in this prospectus is set forth as of August 12, 2015, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

Prospectus Summary

This summary highlights material information about our Company, Diamond Technology Enterprises, Inc. This summary is intended to highlight information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled “Risk Factors”.

Our Business

Diamond Technology Enterprises, Inc. (the “Company” or “DIAMOND TECHNOLOGY”) is an emerging growth company, as defined by the Jumpstart Our Business Startups Act (the “JOBS Act”). We shall continue to be deemed an emerging growth company until the earliest to occur of:

(a)

 the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest $ 1,000,000) or more; or

(b)

the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement; or

(c) the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or
(d) the date on which such issuer is deemed to be a "large accelerated filer”, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

The Company was organized under the laws of the state of Delaware on January 14, 2013. We formed our Company for the purpose of producing higher quality diamonds from virtually any brown VS+ diamonds and reselling them in the open market.

The Company commenced operations with two (2) Machines and intended to acquire thirty (30) additional Machines as funds and demand required, however, the Company had to amend its business plan after the removal of one of its Directors, Nikitin Vadim Vladimirovich (“Mr. Vladimirovich).  On June 15, 2014, the Company’s shareholders, acting with the consent of a majority of the shareholders entitled to vote, removed Mr. Vladimirovich from the Board and from any positions he held with the Company.

One (1) of the Company’s initial two (2) machines was still housed in Russia, under Mr. Vladimirovich’s custody and control. He was issued 760,000 shares of the Company’s common stock (“Vladimirovich Common Stock”) in exchange for the purchase of the Russian machine by the Company.  The Company is currently in possession of the Vladimirovich Common Stock and has opted to relinquish claims to the machine still housed in Russia in exchange for the return to Treasury of the Vladimirovich Common Stock.   This agreement has not been formally agreed to or memorialized in writing.

Mr. Vladimirovich’s departure from the Company has also necessitated that the Company change its forecast of the number of new machines it will be able to acquire.  On October 27, 2014, the Company entered into an Equipment Financing Agreement with Quick Solutions Worldwide, LP for the purchase of thirty (30) Machines, of the same type and from the same source as the Company originally was to acquire its additional machines, however, the Company was unable to make the initial deposit of $3,000,000 and the Agreement is not currently in effect.  The Company believes that it will be able to re-institute the same, or similar agreement, when funding is available, and would thereafter seek to acquire an additional eighteen (18) Machines as availability and financing permit.   The anticipated schedule for incorporating new Machines has therefore been revised. In July 2015, the Company received three (3) additional Machines which were under the custody and control of one of the Company’s shareholders, Azim Gafurov. The Company has had these three (3) Machines delivered to, and installed at its facility.  The Company and the owner of these three (3) Machines have no agreement at this time regarding the purchase price of these Machines.  These three (3) Machines are currently undergoing testing by the Company to determine whether they are fully functional, while the parties negotiate the terms of their potential acquisition.

The Company presently owns and commenced operations with one (1) high pressure, high temperature (HPHT) Machine (“Machine”) and intends to purchase more as funds provide.  The one (1) Machine that the Company owns is currently undergoing a material repair and will be offline for at least a three (3) to six (6) month period.   During this time, the Company is evaluating the three (3) machines at its facility, continuing building supply and sales lines, and exploring the purchase and resale of white diamond stones as a separate business line.

The Company’s founding principals have been involved in the wholesale diamond industry for more than 30 years in New York City and have extensive experience in the field.  The Machines are to be imported from Russia where they were developed prior to the fall of the Soviet Union for Super Hard and Novel Carbon Materials.  The Company has revamped and modified the one (1) Machine currently owned by the Company, replacing old parts and upgrading the several components that are proprietary to our Company.  The Machine utilizes the HPHT process that takes any raw, brown diamond, and transforms them into a brilliant, multicolored range of diamonds (white, yellow, pink, green, red, blue and orange) in a process that takes only minutes per diamond.

While other processes exist that convert Type IIa brown diamonds into  “HPHT” diamonds, the Company’s Machine is capable of doing so utilizing any brown VS+ diamonds with an average HPHT cycle time of approximately two (2) minutes and a complete Machine cycle time of approximately three (3) minutes, many times faster than any known competitor. These competitors are further limited by using only Type IIa brown diamonds in their process.  Those diamonds represent a limited supply, generally only 3% of brown stones are Type IIa. The Company believes that the ability to utilize any VS+ brown stone and an edge in production time, will allow it to produce more than its competitors, at a substantially reduced cost.

The HPHT cycle-time of approximately two (2) minutes is defined by the Company as the High Pressure High Temperature part of the process (referenced in the below chart as the “Heat Cycle”) in which the rough stone is subjected to the pressure and temperature that enhances the color of the stone. The entire process, including the table raising and pressure increase/decrease within the Machine is referred to as the Total Cycle Time, which is currently estimated at three (3) minutes.

In April 2015, the performance of the Company’s High Pressure High Temperature Machine was evaluated by Bruderer Machinery, Inc., a global technological manufacturing company (www.bruderer.com) who was asked to:

1.

Evaluate the Machine to confirm the design and construction has the required elements to generate high pressure and high temperature required for the stated process.

2.

Observe the machine in operation and confirm it is operational

3.

Observe a demonstration of the machine processing stones and cycle time.

4.

Confirm the requirements for operation and required operators

During the evaluation process, they observed the Machines’ design and construction and viewed the operation of the Machine, recording the following cycle times in seconds (using electronic stop watch);

Step	1	2	3	4	5	6	7
Raise Table/High Pressure	30	30	30	24	25	32	30
Heat Cycle (1)	107	106	Fail (2)	107	121	105	106
High Pressure Off/ Lower Table	36	30		30	30	38	37
Rotate Table	2	2		2	2	2	2
Total Cycle Time (sec) (3)	175	168	30	163	178	177	175

Step	8	9	10	11	12	13
Raise Table/High Pressure	30	32	33	32	33	33
Heat Cycle (1)	105	105	105	104	Fail (2)	105
High Pressure Off/ Lower Table	37	36	36	36		35
Rotate Table	2	2	2	2		2
Total Cycle Time (sec) (3)	174	175	176	174	33	175

(1)

The average High Pressure High Temperature cycle time is 106.7 seconds.

(2)

The heat cycle failed due to pressure blow-out between the tooling plates.  Cycle had to be restarted.

(3)

At the completion of each cycle the operator would unload the processed tooling assembly and load a prepared tooling assembly.

The Company has revised its estimated HPHT processing times upward from approximately forty-two (42) seconds to approximately two (2) minutes, based upon the performance of its initial Machine and the additional testing which has occurred since its installation at the Company’s facility and entry into limited production.  Initial projections had been based on testing done on the Machine prior to its arrival and installation in the United States.  Since that time, the Company has been testing and revising the Machine’s performance and has determined, based on its experience with the Machine, that the initial projections should be revised to better reflect its actual performance. As part of the process of bringing the Machine into full production, the Company’s engineers determined that the heat and pressure had to be increased to obtain the best color enhancement for the brown stone.  As the duration of pressure increased, the duration of heat application also increased and eventually through this testing, the optimum amount of time the brown stone was subjected to heat and pressure rose to approximately two (2) minutes, which differed from the independent testing done on the machine in Russia.

The Company intends to continue experimenting on its initial Machine (after the repairs are completed), and on a variety of different size stones.  As the size of stones change, the HPHT cycle time also changes, resulting in an approximate two (2) minute HPHT cycle time, which varies, but which hasn’t yet exceeded (2) two minutes.  Due to the Company’s initial stage of operations and the variations in processing times based upon the size of the stones used, the Machines HPHT cycle projections are subject to further change.

The Company is a start-up enterprise that has a multi-tiered business plan, projected to enable the Company to commence limited operations with the one (1) Machine already owned and to expand the operations by acquiring up to twenty-one (21) additional Machines (assuming they are available) to purchase as finances allow.  The Company is currently testing three (3) Machines, which are installed at its facility, the purchase of which is pending completion of the testing and completion of the negotiations for their acquisition.  Our first machine has been delivered to and is installed at 250 Port Street, Newark, New Jersey, however, it recently (July 2015) went off-line for repairs.  Management believes that its facility is ideal because it offers the security it believes is required and the Company may be able to utilize up to 10,000 square feet at this location, as the need arises.  This location further meets the weight bearing requirements of the machines, thus allowing for the installation of up to twenty-two (22) machines that will weigh in excess of 154 tons once fully acquired and installed.

Management anticipates placing one or more fully operational Machines into commercial scale production during the fourth quarter of 2015.

Once the first machine is fully operational, management intends to operate it initially in one shift; adding a second shift as needed. Each shift requires one engineer, one handler, two (2) cylinder loaders, 2 diamond extractors and one maintenance worker.  Management does not anticipate difficulty in finding, recruiting and training qualified personal.

 Once the Company has finished the installation process, the training of personnel, and the start of operations of additional machines, management intends to begin its sales, marketing and advertising programs. The Company’s senior executives believe they have developed strong, industry specific relationships over their prior years of experience and intend to utilize those relationships to begin the Company’s product sales.

After the diamonds are processed by the HPHT machines and the final cut and polish operations are completed, they will be sold through auction, international jewelry fairs, over the Internet and through the use of wholesale and retail jewelry store outlets and channels.

The Company’s long-term business plan is to acquire the remaining twenty-one (21) Machines over time and operate the new, secured facility where the additional Machines will operate under 24-hour security.  Because of the proprietary trade secrets in upgrading these Machines it is the Company`s intention to own and operate them exclusively and to not offer them for sale to competitors, thereby reinforcing its competitive advantages and strengthening this technological barrier to entry.  The Company is presently testing three (3) additional Machines to determine what upgrades may be required that were proprietary to Machine one.

Our principal executive offices are currently located at 37 West 47th Street, Suite1301, NY, NY, 10036 and our telephone number is (212) 382 2104.

Our Financial Situation

Since inception of our Company we have not yet generated revenues. Our financial statements from inception to July 31, 2013 and July 31, 2014, and through the last quarterly financials for the Quarter ending April 30, 2015 are prepared using the accrual basis of accounting under which revenues are recognized on the income statement when they are earned (rather than when the cash is received).

In order to become profitable, we will need to generate sufficient revenues to offset our Machine acquisition costs, cost of raw diamonds, sales and marketing expenses, and general and administrative expenses.

Recent Developments

We are a development stage company, and our business plan was designed to create a viable, sustainable business. We have filed this registration statement in an effort to become a fully reporting company with the Securities and Exchange Commission in order to enhance our ability to raise additional capital. Our operations to date have been devoted primarily to acquiring the initial Machine, upgrading and testing the Machine, arranging for transportation to the United States and locating a secure US facility in which to operate.   The Company’s CEO recently traveled to mining areas in Brazil to determine the cost and availability of diamond stones (with Kimberly certificates) to meet the expectations of our business plans.   While there, the Company was presented with the opportunity to purchase white diamonds for resale, which it has decided to explore.  In July 2015 the Company commenced a trial   purchase and subsequent reselling of white diamond stones, a potential new business line and potential revenue source the Company is exploring.

For our HPHT business line, the first Machine has arrived in the United States and is located at 250 Port Street, Newark, New Jersey 07114. In July 2015, we received three (3) additional Machines for inspection and testing for potential purchase.  Upon receipt of satisfactory results, we hope to negotiate acceptable terms of acquisition for these three (3) Machines.

On July 31, 2013, we secured an occupancy agreement originally for 100 and now increased to 3,000 square feet of commercial space located at 250 Port Street, Newark, New Jersey 07114 in order to install and house the first machine.  Our occupancy is on a month to month basis and the current monthly rent obligation is $3,000.   The Company previously reported its rent inclusive of utilities with a flat charge of $500.  On February 19, 2014, we secured an initial office lease for our administrative offices for five years with monthly payments escalating from approximately $5,322 in the first year to approximately $5,990 in the fifth year.

In order to generate HPHT processing revenue, we must successfully address the following areas:

1.

The Machines must be delivered and installed in a US location;

2.

The Company must obtain the necessary personnel to operate the Machines;

3.

The Company must locate and secure suitable raw diamonds for processing;

4.

The Machines must operate in such a manner as to effectively and quickly transform brown diamonds into quality  diamonds that have the projected market value;

5.

The Company must implement a marketing and advertising plan to promote and sell the finished diamonds throughout the fourth quarter of 2015; the Company anticipates minimum marketing and advertising efforts will be needed during this period.  As the Company adds manufacturing and production increases, our marketing and advertising efforts will begin to scale as well; and

6.

It is critical as the Company increases the number of machines on-line, that we develop and maintain strong client relationships by marketing and advertising our diamonds and then delivering them on a consistent basis.

Emerging Growth Company

The Company is an “emerging growth company” as defined in the JOBS Act of 2012.  An emerging growth company is a company with annual gross revenues of less than $1 billion during its most recent fiscal year. A company retains emerging growth company status until the earliest of:

• The end of the fiscal year in which its annual revenues exceed $1 billion;

• The end of the fiscal year in which the fifth anniversary of its initial public offering;

• The date on which the company has, during the previous three-year period, issued more than $1 billion in non-convertible debt; or

• The date on which the company qualifies as a large accelerated filer under the Exchange Act.

As an emerging growth company we are entitled to reduce regulatory and reporting requirements under the Securities Act and the Exchange Act, including exemptions from Section 404(b) of the Sarbanes-Oxley Act of 2002 and Section 14A (a) and (b) of the Securities Exchange Act of 1934. The Company has elected under Section 107(b) of the Act to extend the transition period for complying with new or revised accounting standards.

The Offering

This prospectus covers up to 2,987,820 shares held by selling shareholders to be sold at a fixed price of $1.00 per share.

RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss.  You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock.  If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.

Risks Relating to the Early Stage of our Company

We are at a very early operational stage and our success is subject to the substantial risks inherent in the establishment of a new business venture.

The implementation of our business strategy is in a very early stage. Our business and operations should be considered to be in a very early stage and subject to all of the risks inherent in the establishment of a new business venture. Accordingly, our intended business and operations may not prove to be successful in the near future, if at all. Any future success that we might enjoy will depend upon many factors, several of which may be beyond our control, or which cannot be predicted at this time, and which could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our Company.

We have elected to use the extended transition period for complying with the new or revised accounting standards under Section 102(b)(2)(B) of the Act.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the  adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We have a very limited operating history and our business plan is unproven and may not be successful.

Our Company was formed in January 2013 and our operations have been limited to date.   We own only one (1) Machine which is installed and although it has been operational, it is still in its initial testing stage and is now down for repairs, which are anticipated to take three (3) to six (6) months.  In addition, the Company has recently added to its business model an additional revenue line the acquisition for resale of white diamond stones. We have not proven that our business model will allow us to generate a profit.

We have suffered operating losses since inception and we may not be able to achieve profitability.

We had an accumulated deficit of ($1,552,734) as of fiscal year end July 31, 2014, and ($2,539,047) as of the quarter ending April 30, 2015, and we expect to continue to incur increasing expenses in the foreseeable future related to the acquisition and integration of additional Machines into production.  As a result, we are sustaining substantial operating and net losses, and it is possible that we will never be able to sustain or develop the revenue levels necessary to attain profitability.

We may have difficulty raising additional capital, which could deprive us of necessary resources.

We expect to continue to devote significant capital resources to the acquisition of additional Machines, incorporating them into production and obtaining the necessary raw diamond inventory.   In order to support the initiatives envisioned in our business plan, we will need to raise additional funds through public or private debt or equity financing, collaborative relationships or other arrangements. Our ability to raise additional capital depends on many factors beyond our control, including the state of capital markets, the market price of our common stock and the development or prospects for development of competitive technology by others. Because our common stock is not listed on a major stock market, many investors may not be willing or allowed to purchase it or may demand steep discounts. Sufficient additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock.

We expect to raise additional capital during the coming twelve (12) months but we do not have any firm commitments for funding.   If we are unsuccessful in raising additional capital, or the terms of raising such capital are unacceptable, we may have to modify our business plan and/or significantly curtail our planned activities and other operations.

The fact that all of the Machines the Company would acquire for a full implementation of its business plan are not in the United States could create additional expenses and/or cause significant costs to the Company.

We arranged for transport via ship to the U.S. for the first Machine, however, there is no guaranty that the additional Machines, if and when they are purchased will (a) be delivered on time; (b) be delivered undamaged; (c) be delivered without additional expenses; or (d) be delivered at all.

The current political tensions between the United States and Russia, as well as inherent risks associated with doing business in Russia could create additional expenses and/or cause significant costs to the Company.

The current political tensions between Russia and the United States, as well as other world leaders, could negatively impact the ability of the Company to (a) purchase additional machines;  or (b) receive the necessary approvals to ship them to the United States once acquired.  The Company has not currently felt any negative impact from these political tensions, however, should they occur it could result is significant costs to the Company.

The Company does not currently have a written lease for the facility to house the Machines.

 The only Machine currently in the U.S is located at 250 Port Street, Newark, New Jersey 07114. It is installed and has begun limited production.  The Company presently has an occupancy letter, on a month to month basis, for manufacturing space at this location for up to 3,000 square feet (with the potential for leasing additional space), which would support the Company’s proposed twenty-two (22) Machine business plan.   The Company’s projections are based upon certain leasehold expenses, which may be significantly different from what the Company is actually able to achieve when and if it actually increases the number of Machines and formalizes a lease.  If the needed space is not available at the Company’s current location at that time, or if the terms are not acceptable, the Company may need to locate additional space to house the Machines, which could add substantial expense and could delay the implementation of the Company’s business plan. The Company’s projections also include build-out expenses for the necessary space, and those amounts, may differ significantly when the Company is actually ready to formalize a lease, or if the Company needs to lease another location.

The Company is relying on hired engineers to acquire, update and calibrate the Machines as they are acquired and put into production.

The Company intends to rely upon experienced engineers to update and calibrate the Machines as they come into production. Should the Company be unable to hire qualified engineers to perform these functions, the Company would be required to rely on other engineers, who may or may not be capable of performing these functions.

The Machines were never used in a commercial setting and have been sitting dormant for 20 years, which could lead to additional expenses and technological difficulties that are not anticipated.

The Machines were manufactured in the Soviet Union in the 1990’s and were never used prior to being shuttered.  They have sat dormant until 2012.  Although it has been represented that the remaining machines will be in good operating condition, they may need additional repairs and modifications that have not yet been anticipated. There is no guaranty that the machines will be capable of becoming operational based on their age and condition which are largely unknown at this time.

The Company’s initial Machine has been taken offline for the time being as it is currently being evaluated for repair and upgrade.   Once placed back in operation it, (nor any additional Machines subsequently acquired), may not meet the Company’s projections.

There is no guaranty that this Machine or additional Machines acquired will be able to meet the Company’s projections.  The initial projections used by the Company were from independent testing of one (1) machine in Russia, however, when the initial Machine arrived in the US and the Company began experimenting with the cycle time, its engineers determined that the heat and pressure had to be increased to obtain the best color enhancement for the brown stone.  As the duration of pressure increased, the duration of heat application also increased and eventually through this testing, the optimum amount of time the brown stone was subjected to heat and pressure rose to approximately two (2) minutes, which differed from the independent testing done on the machine in Russia.  The Company continues to experiment on its initial Machine, and on a variety of different size stones.  As the size of stones change, the HPHT cycle time changes, resulting in an approximate two (2) minute HPHT cycle time, which varies, but which hasn’t yet exceeded (2) two minutes.  Due to the Company’s early stage of operations and the variations in processing times based upon the size of the stones used, the Machines projections are subject to change and may not meet the Company’s projections.  We expect the repairs to the Machine when completed will enable the Company to place the Machine back in full production but there is no assurance that that will occur.

After commencing limited operations of the Company’s initial Machine, the Company has revised the Machine’s projected HPHT processing times from approximately forty-two (42) seconds to approximately two (2) minutes, and additional adjustments may be necessary in the future as the Machine is further tested, or, when it (or others) are placed into large scale production.

The Company has revised its estimated HPHT processing times from approximately forty-two (42) seconds to approximately two (2) minutes, based upon the performance of its initial Machine and additional testing which has occurred since its installation and entry into limited production.  Initial projections had been based on testing done on the Machine prior to its arrival and installation in the United States.  The Company has been testing and revising the Machine’s performance since its installation at its facility in the US and has determined that the initial projections should be revised to better reflect its actual performance.  This adjustment upward in the projected HPHT processing times is not perceived as material to the Company’s business plan, and the Company continues to work with the Machine to fine tune the process.  While not expected, the estimated HPHT processing times for the Company’s Machine(s), may need to be further adjusted as the Company continues to work through the Machines initial testing and once full production is reached.

The Company’s business plan has been amended to call for production utilizing up to twenty-two (22) Machines. The Company currently owns only one (1) Machine, which is currently undergoing repairs, all of which impacts the Company’s profitability.

The Machines may have to be recalibrated between each size stone which (a) slows down the production efficiency; and (b) increases the breakage rate due to calibration adjustments.  The raw diamonds needed are not sold in one size lots, requiring the Company to acquire various sizes with each purchase, and then sort them into like size lots.  When the Machine must be recalibrated between sizes, the likelihood of breakage is increased.  At the Company’s projected twenty-two (22) Machines, each Machine would be calibrated for a particular sized stone, allowing the Company to run different sized lots simultaneously, thus improving efficiency, and reducing waste.

The Company is presently testing in its facility three (3) machines, which, if found acceptable, the Company intends to acquire.  If the Company desire to purchase these Machines it will be required to negotiate acceptable acquisition terms, and there is no assurance that these machines or the negotiations for their acquisition will be acceptable.  Even if acquired, there is no guaranty as to their contribution to the Company’s productivity and profit.

The Company has limited capital available to acquire raw diamonds on its own account at this time and thus its projected profits could be substantially reduced.

The Company’s ultimate business model relies on its ability to acquire the raw diamonds, subject them to the HPHT process and then sell them at a profit.  To commence operations, however, the Company does not have the necessary capital to acquire the diamonds it needs, and will therefore need to obtain financing therefore or rely on other parties to (a) supply the diamonds on consignment; or (b) joint venture with the Company on the acquisition. In a consignment scenario, the Company will be paid a fee for the HPHT process; and in a joint venture scenario, the Company will likely need to share the profits earned, both of which reduce the projected profits of the Company.

The Company does not have the capital to acquire all the additional Machines needed for its long-term business plan, nor does it have a contract to purchase them or other legal agreement with the current owner.

The Company’s long term plan is to acquire up to twenty-one (21) additional Machines, bringing the total to twenty-two (22), however, the Company does not have the capital needed to implement the Equipment Financing Agreement it had negotiated and executed and there is no source of funding identified at this time to permit it to meet the escrow deposit requirement contained in such agreement.   Because the Company does not have the funding at this time to purchase the additional Machines, nor is there any other legally enforceable agreement which will ensure that that Company can buy these Machines if and when it has the funding, there can be no guaranty that the Machines or the terms will be available when, and if, the Company obtains the necessary funds.  In addition, there can be no guaranty of the price that will be charged for the Machines when and if the Company is in a position to purchase them.  Without the additional Machines, the Company’s business plan will not be possible.

There are substantial doubts about our ability to continue as a going concern and if we are unable to continue our business, our shares may have little or no value.

The report of our independent auditors on our financial statements for the period ended July 31, 2014 included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. The Company’s ability to become a profitable operating company is dependent upon its ability to generate revenues and/or obtain needed financing has raised substantial doubts about our ability to continue as a going concern.   We plan to attempt to raise additional equity capital by selling shares in this offering and, if necessary, through one or more private placement or public offerings.   However, the doubts raised, relating to our ability to continue as a going concern, may make our shares an unattractive investment for potential investors.   These factors, among others, may make it difficult to raise any additional capital.

Failure to effectively manage our growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

Our growth is expected to place a strain on our managerial, operational and financial resources.  Further an increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources.  This strain may inhibit our ability to achieve the rapid execution necessary to implement our business plan, and could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our Company.

Risks Relating to Our Business

We  will  need  to  achieve a consistent sale distribution system  for the sale  of  our  diamonds to  generate  revenues  and  achieve profitability.

Even  if  our  processing  yields  diamonds in an array of colors,  we  may  not  successfully  develop commercial distribution systems for them, and even if we do, we may not do so on a timely basis. We cannot predict when or if we will be able to establish a consistent sale distribution system for our diamonds, if at all, and we cannot reliably estimate the projected size of any such potential market. If the distribution system does not materialize, we may not be able to generate revenues from the commercial application of our technologies.  Our revenue growth and achievement of profitability will depend substantially on our ability to introduce diamonds that are accepted by customers.  If we are unable to cost-effectively achieve acceptance of our diamonds by customers, or if they do not achieve wide market acceptance, our business will be materially and adversely affected.

We will need to establish additional relationships with collaborative and development partners to fully develop and market our diamonds.

We do not possess all of the resources necessary to develop and commercialize the diamonds on a mass scale.  Unless we expand our development capacity and enhance our internal marketing, we will need to make appropriate arrangements with collaborative affiliates to develop and commercialize current and future diamonds. If we need, but do not find appropriate affiliate arrangements, our ability to develop and commercialize these diamonds could be adversely affected.

We rely on third parties to supply the raw diamonds needed, and our business will suffer if they do not provide adequate support.

A stable network of suppliers capable of providing sufficient raw materials is required to support our business plan.   While management has significant contacts in the industry, we currently do not have a dedicated source of diamonds to process, and if we cannot obtain a steady, affordable and reliable source, our business will suffer.

We must rely on third parties to provide the necessary cut and polish functions for the diamonds, and our business will suffer if they do not provide adequate support or if the expenses related to these services are in excess of our projections.

We will be required to outsource the cut and polishing of our diamonds to third party vendors, who are primarily located in China, India and Central Europe. The diamonds must first be sent to be cut prior to the HPHT process and then must be sent out again to be cut and polished afterward. This required outsourcing increases the time it takes for the Company to complete the entire processing cycle and can result in increased costs, in insurance, time and third party pricing variations.  While management has significant contacts in the industry, we do not control these third parties and are subject to their pricing decisions.

We may lose out to larger and better-established competitors.

The diamond industry is intensely competitive.  Most of our competitors have significantly greater financial, technical, marketing and distribution resources as well as greater experience in the industry than we have. While we anticipate being able to produce our diamonds from virtually any brown VS+ diamond in  less time than our competitors, we may not have the resources, name recognition and/or market penetration for our  diamonds that our competitors have and we may not be able to achieve the necessary market share needed to support our operations.   If this happens, our sales and revenues will decline.  In addition,  our  current  and  potential  competitors  may establish cooperative  relationships  with  larger companies, to  gain  access  to  greater  development  or  marketing  resources.  Competition may result in price reductions, reduced gross margins and loss of market share.

Our processed diamonds may be displaced in the market.

The diamond industry is competitive and subject to consumer opinion as to perceived quality.    Third parties may succeed in developing or marketing enhanced diamonds that are more effective than those marketed by us. We may not have the resources to do this.  If our diamonds do not achieve a quality reputation, or strong consumer demand, our sales and revenues will decline.

Risks Relating to our Stock

The Offering price of $1.00 per share is arbitrary.

The Offering price of $1.00 per share has been arbitrarily determined by our management and does not bear any relationship to the assets, net worth or projected earnings of the Company, or any other generally accepted criteria of value. The sale of the shares of common stock acquired in private placements could cause the price of our common stock to decline.

The selling stockholders under this registration statement may sell none, some, or all of the shares of common stock acquired from us.  We have no way of knowing whether or when the selling stockholders will sell the shares covered by this registration statement.  Depending upon market liquidity at the time, a sale of shares covered by these registration statements at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this registration statement, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish.

Our shares are not currently traded on any market or exchange.  We intend to apply to have our common stock traded over the counter; there is no guarantee that our shares will ever be quoted on the OTC Bulletin Board or listed on an exchange, which could severely impact their liquidity.

Currently our shares are not traded on any market or exchange.  We intend to apply to have our common stock quoted via the OTC Electronic Bulletin Board. Therefore, our common stock is expected to have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange or the NASDAQ Stock Market. These factors may result in higher price volatility and less market liquidity for the common stock. It is possible that the Company’s shares may never be quoted on the OTC Bulletin Board or listed on an exchange.

A low market price would severely limit the potential market for our common stock.

Our common stock is expected to trade at a price substantially below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers.  These rules generally apply to any non-NASDAQ equity security that has a market price share of less than $5.00 per share, subject to certain exceptions (a “penny stock”).  Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors.  For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale.  The broker-
dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market.  Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer.  Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  The additional burdens imposed upon broker-dealers by such requirements could discourage broker-
dealers from effecting transactions in our common stock.

FINRA sales practice requirements may also limit a stockholders ability to buy and sell our stock.

In addition to the penny stock rules promulgated by the SEC, which are discussed in the immediately preceding risk factor, FINRA rules require that in recommending an investment to a customer, a broker -dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit the ability to buy and sell our stock and have an adverse effect on the market value for our shares.

An investor’s ability to trade our common stock may be limited by trading volume.

A consistently active trading market for our common stock may not occur on the OTCBB.  A limited trading volume may prevent our shareholders from selling shares at such times or in such amounts as they may otherwise desire. The Company’s shares may never be quoted on the OTC Bulletin Board or listed on an exchange.

Our company has a concentration of stock ownership and control, which may have the effect of delaying, preventing, or deterring a change of control.

Our common stock ownership is highly concentrated.  Through ownership of shares of our common stock, one shareholder, Eduard Musheyev, CEO/President/Chairman, beneficially owns 42.29% of our total outstanding shares of common stock before this offering.  Further, Eduard Musheyev owns one million shares of Preferred A stock which has a voting designation of 100 to 1, giving him an additional 100 million votes.  As a result of the concentrated ownership of the stock, this stockholder, acting alone, will be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions.  This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company.  It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets.  Some of these measures have been adopted in response to legal requirements; others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the NASDAQ Stock Market, on which their securities are listed.  Among the corporate governance measures that are required under the rules of national securities exchanges and NASDAQ, are those that address the board of Directors independence, audit committee oversight, and the adoption of a code of ethics.  Our Board of Directors has not adopted a Code of Ethics and Business Conduct at this time, we have not yet adopted any of these corporate governance measures, and since our securities are not listed on a national securities exchange or NASDAQ, we are not required to do so.  It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct.  For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees, may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

Because we will not pay dividends in the foreseeable future, stockholders will only benefit from owning common stock if it appreciates.

We have never paid dividends on our common stock and we do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business.  These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

Factors that might cause these differences include the following:

• the acquisitions of the machines needed for full optimizations;

• the ability to retain certain members of management;

• our expectations regarding general and administrative expenses;

• our expectations regarding cash balances, capital requirements, anticipated revenue and expenses, including infrastructure expenses; and

• Other factors detailed from time to time in filings with the SEC.

In addition, in this prospectus, we use words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” and similar expressions to identify forward-looking statements.

In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from this offering. The Selling Shareholders will receive all of the proceeds from sales of the common stock sold pursuant to this prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of Fiscal Year Ending July 31, 2014.

July 31, 2014

Long-term liabilities	$ 463,695

Stockholder’s equity:
Series A Convertible Preferred stock, 10,000,000 shares issued and outstanding	100
Common stock, 67,575,000 and 66,815,000 shares issued and outstanding, respectively	6,758

Additional paid-in capital	1,578,711
Common stock subscription	400
Treasury stock (760,000 shares)	(76)
Accumulated deficit	(1,552,734)
Total stockholders’ equity	33,159

Total capitalization	$ 496,854

Control

One shareholder has effective control over the Company before and after this Offering.  Eduard Musheyev, CEO/President/Chairman, beneficially owns 42.29% of our total outstanding shares of common stock before this offering.  Further, Eduard Musheyev owns one million shares of Preferred A stock which has a voting designation of 100 to 1, giving him an additional 100 million votes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not currently traded on any exchange.    We cannot assure that any market for the shares will develop or be sustained.

We have not paid any dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future.  We intend to retain any earnings to finance the growth of our business.  We cannot assure you that we will ever pay cash dividends. Whether we pay cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, capital requirements and any other factors that the Board of Directors decides are relevant.  See Management’s Discussion and Analysis of Financial Condition and Results of Operations.

As of August 6, 2015, the Company has one hundred twenty one (121) shareholders who hold 100% of its issued and outstanding common stock.

DESCRIPTION OF BUSINESS AND PROPERTY

General

Diamond Technology Enterprises, Inc., a Delaware company, formed in January 2013, whose focus will be to process virtually any brown VS + diamond utilizing its HPHT Machinery into an array of multicolored diamonds with Machines owned by the Company and then to sell the enhanced diamonds to the resell market as discussed below.  The Company is headquartered in New York City.   The Company’s business plan calls for the Company to acquire brown VS + diamonds, from numerous sources, which will then be processed into an array of colors, utilizing the Machines, in a process that is significantly faster than any competitor.

The Company commenced operations with two (2) Machines and intended to acquire thirty (30) additional Machines as funds and demand required, however, the Company has recently had to amend its business plan after the removal of one of its Directors, Nikitin Vadim Vladimirovich (“Mr. Vladimirovich) .  On June 15, 2014, the Company’s shareholders, acting with the consent of a majority of the shareholders entitled to vote, removed Mr. Vladimirovich from the Board and from any positions he held with the Company.

One (1) of the Company’s initial two (2) machines was still housed in Russia, under Mr. Vladimirovich’s custody and control. He was issued 760,000 shares of the Company’s common stock (“Vladimirovich Common Stock”) in exchange for the purchase of the Russian machine by the Company.  The Company is currently in possession of the Vladimirovich Common Stock and has opted to relinquish claims to the Russian machine in exchange for the return to Treasury of the Vladimirovich Common Stock.   This agreement has not been formally agreed to or memorialized in writing. The Vladimirovich Common Stock was retired on November 20, 2014.

The Company presently owns (1) high pressure, high temperature (HPHT) Machine (“Machine”) and intends to purchase up to  (21) more Machines as financing permits.  The Company is currently evaluating three (3) Machines which are installed at its facility, and which are controlled by one of its shareholders.  These three (3) Machines are subject to the Company’s satisfactory inspection and its ability to negotiate an acceptable agreement regarding the  financing of and other terms related to their purchase.

The Company is a start-up enterprise that has a multi-tiered business plan, projected to permit the Company to commence limited operations with the one (1) Machine it already has and to expand the operations by acquiring up to twenty-one (21) additional Machines as availability and finances allow.  Our first machine has been delivered to and is presently installed and commenced operations on a limited basis at 250 Port Street, Newark, New Jersey. This Machine was in put into (pilot) production but was taken out of production in July 2015, for repair and upgrade -- the cost, scope and timing of which are currently being determined, however, the Company anticipates a three (3) to six (6) month timeframe. The other three (3) Machines are awaiting a satisfactory inspection by DTE and completion of an acquisition agreement, before they can be added to the Company’s production estimates. Management believes its location to be ideal because it offers the security it believes is required and the Company may be able to expand up to 10,000 square feet as needed.  This location further meets the weight bearing requirements of the machines, thus allowing for the installation of up to twenty-two (22) machines that will weigh in excess of 154 tons once installed.

Management of the Company anticipates that it will have a Machine fully operational during the fourth quarter of calendar year 2015. Once a Machine is fully operational, management intends to operate it initially in one shift; adding a second shift as needed. Each shift requires one engineer, one handler, two (2) cylinder feeders, two (2) diamond extractors and one maintenance worker.  Management does not anticipate difficulty in finding, recruiting and training qualified personal.

Once the Company has finished the installation process, the training of personnel, and the start of operations of the additional machines, management intends to begin its sales, marketing and advertising programs. The Company’s senior executives believe they have developed strong, industry specific relationships over their prior years of experience and intend to utilize those relationships to begin the Company’s product sales.

After the diamonds are processed by the HPHT machines, they will be sold through management’s existing client base, auctions, international jewelry fairs, over the Internet and through the use of wholesale and retail jewelry store outlets and channels.

The Company’s long-term business plan is to acquire up to twenty-one (21) additional Machines over time and operate the new, secured facility where the additional Machines will operate under 24-hour security.  Because of the proprietary trade secrets involved in upgrading these Machines, it is the Company`s intention to own and operate them exclusively and to not offer them for sale to competitors.

Mission

It is the mission of Diamond Technology Enterprises, Inc. to become a leader in the HPHT diamond market by creating high quality clear diamonds from brown VS+ diamonds and to be a profitable seller of rough or polished white stones to the diamond industry

Company Overview

The Company was founded by Eduard Musheyev, a diamond industry executive with more than 30 years of experience in the industry as a jewelry manufacturer, designer and operator of jewelry wholesale and retail operations.   Through his relationships in Russia, he collaborated with Nikitin Vadim Vladirmirovich, an engineer and businessman, to acquire the Machines that had lain dormant for years due to the collapse of the Soviet Union.  DTE has acquired one (1) Machine and is in the process of reviewing for purchase, three (3) additional Machines which are currently in its Newark manufacturing facility. The initial Machine (#One) was originally modified and updated but was taken out of production in July 2015 for repair and further upgrades. The cost and timing of these repairs/upgrades to Machine (#One) will be determined by an  engineering report the Company has commissioned which is expected in August, 2015, however, the Company anticipates a three (3) to six (6) month timeframe for these repairs/upgrades to be completed.  The Company is currently evaluating the proposed acquisition of three (3) Machines, which were installed at its facility, subject to the Company’s satisfactory inspection and its ability to negotiate an acceptable agreement regarding the financing of and other terms related to their purchase.

As the Company is no longer working with Mr. Vladirmirovich, the Company had entered into an Agreement with Quick Solutions Worldwide, LP to purchase thirty (30) additional Machines, however, the Company has been unable to make the initial deposit of $3 million as required.  At this time, there is no source of funds identified that would permit this deposit to be made, however, the Company believes it will be able to reinstitute the Agreement on the same or similar terms should it be able to raise the required funds.   The Company’s competitive edge comes from its ability to (a) complete the HPHT cycle time process in approximately two (2) minutes and Complete Cycle time in approximately three (3) minutes; and (b) utilize virtually any brown VS+ raw diamonds that are not usable by our competitors.

The HPHT cycle-time of approximately two (2) minutes is defined by the Company as the High Pressure High Temperature part of the process in which the rough stone is subjected to the pressure and temperature that enhances the color of the stone. The entire process, including the table raising and pressure increase/decrease within the Machine is referred to as the Total Cycle Time, which is currently estimated at three (3) minutes.

In the quarter ending July 31, 2015, the Company generated revenue through its white diamond resale initiative which it recently embarked upon.  The Company intends to purchase rough white diamond stones and resell them, either polished or rough, depending upon market demands. This is a potentially new business line for the Company which will be evaluated over the coming twelve (12) months.  DTE continues to pursue the acquisition of additional HPHT Machines and the process of placing them into production while it sources rough brown diamonds for HPHT processing.

Products and Services

The Company has recently expended to include two (2) business lines. Its original (and current) business plan calls for the commencement of full operation with the one (1) Machine presently in the Company’s possession, and building up to a total of twenty-two (22) Machines over the next two (2) years.  The business plan calls for the Company to process rough brown diamonds from numerous sources.  Purchasing may be made directly by the Company, through joint ventures with others or through consignment arrangement with the Company’s customers.

The volume and method of acquiring the rough, brown diamonds for HPHT processing is a primary factor driving the Company’s projected profitability as are the sales channels it anticipates utilizing to sell its HPHT-processed diamonds.

Additionally, the Company in 2015 is developing a second business line, and potential revenue source, through the purchase and resale of white (which includes  other colored diamonds) stones. Management reports that, through its efforts to  source brown diamond stones, that it has developed sources for white diamond stones at advantageous prices. The Company has determined to explore this second line of business, acquiring white stones to be sold as rough stones, or to be cut and polished and sold as polished stones.

On March 12, 2015, the Company entered into a joint venture agreement (see “MD&A Note 3”) with an investor who has funded the JV with $250,000 enabling the Company to buy rough brown and white diamond stones.  The Company has completed the purchase of a few parcels of white stones, some of which were sold in the Company’s fourth quarter ending July 31, 2015. Concurrently, the Company is actively seeking to source and build an inventory of rough brown stones for HPHT processing.

Through its proprietary technology and what the founders believe is sophisticated High Pressure High Temperature (HPHT) Machinery, the Company anticipates providing to jewelry manufacturers an array of HPHT processed diamonds to add to the approximate $71 billion diamond jewelry marketplace by transforming virtually any brown VS + diamond into a brilliant array of high quality Melee Diamonds.   As reported in the Global Diamond Industry Portrait of Growth issued by Bain & Company, the diamond jewelry marketplace is a $71 billion dollar annual market.  These proprietary Machines, through the use of HPHT technology can complete nature’s own process to produce stones of color of white, yellow, pink, green, red, blue and orange.  Brown stones which in their original condition have minimum value in the jewelry business, become stones of high demand and high cost in the diamond marketplace.

While “Melee” is used to classify small diamonds weighing .55 carats or less, the use of diamond melee in jewelry makes up a large portion of the world’s diamond consumption.   This marketplace continues to remain stable and in fact has experienced growth over the past year.  The Rapaport Melee Diamond Index reported an increase of 4% in the fourth quarter of 2013, with prices showing a consistent and steady increase.

According to Global Diamond Industry Lifting the Veil of Mystery issued by Bain & Company in 2011,

while demand for Melee diamonds continues to rise, the supply of mined diamonds from known reserves are in steady decline; though it is management’s belief that brown stones will continue to be extracted as part of the mining process, and continue to have a minimal value for the mining operator, thus remaining in plentiful supply.  The Company is attempting to enter this expanding market at an opportune time, and intends to capitalize on this void by supplying jewelry manufacturers with Company Melee Diamonds available in a wide variety of sizes and colors and present them at a significant discount to market value.

We believe we are the only company using HPHT Machinery that is specially designed to process Melee-classified stones, thus streamlining cost and efficiencies for both the Company and its worldwide customer base.   Through the relationships that have been developed by our founder, Mr. Musheyev,  we intend to acquire product from the world’s most active diamond mines in Canada, Australia, Botswana, Brazil,  the Democratic Republic of Congo, Russia and South Africa.  The rough diamonds will be either (i) rough stones (which need to be cut and polished), or (ii) already cut and polished, and delivered to the Company’s production facilities.

Keys to Success

Acquire the Machines

The Company has acquired one (1) Machine and is attempting to arrange the purchase and/or lease purchase of up to an additional twenty-one (21) Machines.  The Company is currently reviewing three (3) machines at its facility that it desires to purchase, subject to testing and acceptable financing terms being negotiated.  The

Company anticipates that one or more Machines will be fully operational at commercial-scale production by the fourth quarter of 2015, and it intends to purchase the additional twenty-one (21) Machines over the next two (2) years as finances permit.

Acquire the Location and Install Machines

Initial production location space has been leased by virtue of an occupancy letter and preliminary terms are being negotiated for expansion as needed. The production space itself meets all the specifications required to support full operational for the four Machines currently in DTE’s possession.

Staffing

The executive staff is presently in place.  The production staff is expected to be in place at least 30 days prior to production for training and implementation of security protocols as machines are added. The Company’s initial staffing plans are based upon needing five (5) personnel (consisting of an engineer, mechanic, cylinder feeder, diamond extractor and maintenance worker) at a payroll cost of approximately $25,000 per month, for the initial Machine.  The staffing requirements, including executive staff, would then be scaled upwards as additional machines are brought on-line.

Obtain insurance

The Company will need to put into place, full coverage insurance to include E&O, D&O, and Executive umbrella insurance costing approximately $420,000 on an annual combined basis. The company is currently shopping for insurance to cover its perceived risks.

Acquire the raw materials

Raw materials may be purchased from a variety of mining sources or brokers. Raw materials will be competitively sourced for quality, price and terms.  The Company estimates that the monthly cost for raw materials for one (1) machine will initially be approximately $200,000, increasing as demand and the number of machines increases and  depending on global market conditions at that time, production capability, source of raw materials, the introduction of additional machines and sales.  Anticipated credit terms, if available, will be utilized to cover these costs.

 Complete the HPHT process

The HPHT process is a manufacturing operation with proprietary Machines that produces a Melee gemstone diamond, from any brown VS+ diamond in minutes that then requires post production polishing before being able to be sold to the jewelry industry.

Sell the Completed Diamonds

The Company plans to sell the completed diamonds initially to its existing client base and thereafter auctions hosted by the Rapaport Company in New York, Hong Kong, Israel and Belgium.  The Company will also attend and sell its products at International Jewelry and Gem Fairs held frequently and at global locations.

Cut and Polish the Diamonds

The Company plans to outsource the cut and polishing of our diamonds to third party vendors. These vendors are primarily located in China, India and Central Europe, and prices are set at the time of service. The diamonds must first be sent to be cut prior to the HPHT process and then must be sent out again to be cut and polished afterward.

Business Model

Our business model is to sell a substantial portion of our production for our own account at auction and at international jewelry and gem fairs.   The Company also expects to design and manufacture jewelry products for sale in the global marketplace to large department stores and jewelry retail franchise organizations. In addition, the Company may consider devoting certain of its Machines to process diamonds supplied by others for a manufacturing service fee.  The Company has the ability to add additional shifts to its manufacturing operation, as  needed.

Competition

The Company intends to acquire  brown  VS + diamonds from brokers or directly from the leading diamond mines of the world located in Canada, Australia, Botswana, Brazil, Russia, Democratic Republic of Congo and South Africa.  Although these mines spread over five continents, are active producers of gem-quality diamonds, there is no assurance that these mines will continue to produce rough stones in sufficient quantity and at a price structure that permits uninterrupted processing by the Company.  Competition by other companies for this production exists, that can affect the price to acquire the rough stones and the volume of rough stones required for the Company’s processing.

The Company has recently embarked on a program of acquiring rough white stones for resale and rough or polished goods as a potential business line. This is highly competitive area and there is no assurance that the stones acquired by the Company will sell at the prices anticipated by the Company or that the Company will continue with this line of business going forward.

Once processed by the Company and polished, the stones will be available for sale to manufactures and wholesale and retail buyers.   The finished stones are known as Melee, a term used by diamond dealers to classify small diamonds.  The use of diamond melee in jewelry is the largest portion of the world’s diamond consumption.   The Company’s present intention is to sell its production through established auctions that are scheduled at locations in New York, Hong Kong, Israel, Belgium and other sites throughout the year.  Auction selling is highly competitive and there is no assurance that the prices desired by the Company will be realized. The Company also plans to attend International Jewelry and Gem fairs held frequently on a Global basis.  These Fairs are heavily attended and highly competitive.  There is no assurance that the Company’s efforts at these Fairs will be successful. Sales will also be made directly to jewelry manufactures, and large department stores and franchised retail jewelry stores that require melee diamonds to complete their retail product.  Such sales are highly competitive with other diamond dealers and there is no assurance that the Company will have the success in this sales channel it anticipates.

An additional sales initiative is to provide a portion of the Company’s processing capability to process for a service fee or other arrangement rough stones of its customer.  Although this initiative would produce a lower profit margin it would ensure that the total manufacturing capability of the Company was fully engaged, to the point of potentially increasing the number of shifts per Machine.  The Company anticipates the least competitive pressure on this sale, but a more limited sales opportunity.

Marketing Strategy

Throughout the end of 2015, the Company anticipates minimum marketing and advertising efforts will be needed.  As production increases, our marketing and advertising efforts will begin to scale as well.   Initially, the Company believes that the customer base developed by the Company’s founders will be sufficient to satisfy the Company’s selling requirements.  We anticipate that Company representatives will attend international jewelry fairs to market and advertise the Company and its products as we scale to having a full complement of up to twenty-two (22) machines in production.

Employees

As of June 23, 2015, we have three (3) employees, including management.  We consider our relations with our employees to be good.

Description of Property

We have leased space for our administrative functions at 37 West 47th Street, Suite 1301, New York, New York.  We are sharing space with Ed & Serge Gold & Diamond Corp, on a joint and several basis and guaranteed by the Company’s principal, Eduard Musheyev.  The initial term is for five (5) years ending February 28, 2019.  Rent will be payable monthly commencing May 2014 at the rate of $5,322 per month through February 28, 2015, increasing incrementally thereafter.  In addition to the base rent, the Company must pay an initial base utility fee of $517.42 per month.    We have also increased our production space to 3,000 square feet located at 250 Port Street, Newark, New Jersey as an initial location to house our first machine.    The term is presently month to month and the monthly rent obligation is $3,000.  The Landlord has represented that additional space may be available for the full complement of up to twenty-two (22) machines as needed.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with (i) our audited financial statements as of July 31, 2014; and (ii) our un-audited quarterly financial statements for the period ending April 30, 2015, that appear elsewhere in this registration statement. This registration statement contains certain forward-looking statements and our future operating results could differ materially from those discussed herein. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. For information regarding risk factors that could have a material adverse effect on our business, refer to the Risk Factors section of this prospectus beginning on page 6.

Going Concern

The future of our company is dependent upon its ability to obtain financing and upon future profitable operations from the sale of the diamonds subjected to our processing. Management has plans to seek additional capital through a private placement and for public offering of its common stock, if necessary.  Our auditors have expressed a going concern opinion which raises substantial doubts about our ability to continue as a going concern.

Plan of Operation

The Company has a business plan for the next 18 months, and generally thereafter, that calls for the introduction of additional machines into operations as funding allows, with the increase in operations and related activities.  The Company has outlined operational milestones that it projects will be necessary in order to facilitate that plan.  These milestones are, of course, subject to funding and other operational matters as they may arise.   The Company initially entered into an Equipment Financing Agreement for the acquisition of thirty (30) machines, but has not funded the escrow deposit requirement and has not currently identified the source of the deposit funds that will be needed to acquire any additional Machines.  However, the Company is currently evaluating and working to finalize terms on the acquisition of three (3) additional Machines, which would bring to four (4) the total number of Machines in DTE’s possession, if terms can be agreed upon.

Additionally the Company in 2015 is developing a second business line and potential revenue source through the purchase and resale of white (which includes other colored) stones.

The Company’s business plan calls for the following operational milestones:

(a) Repair and upgrade the first machine.  The first machine (Machine #1) began limited (pilot) operations in the first quarter of 2015. It is currently located at the Company’s production facility at 250 Port Street, Newark, New Jersey 07114.  In July 2015, the Company took this Machine out of operation for repair and upgrades. It has commissioned, but not yet received, the engineering report on the scope and cost of that repair and upgrade, and expects that report will be produced in August, 2015, upon which the Company will determine the optimal plan for Machine #1.

(b) Install three (3) additional machines during the second half of calendar year 2015.  The Company received Machines #Two, Three and Four in July 2015 for testing and they are on the floor of the DTE Newark facility. DTE’s preliminary engineering assessment of these three (3) Machines is that they will meet or exceed the Machine performance specifications and metrics achieved in the April, 2015 Bruderer Report on the performance of the Company’s initial HPHT Machine #One.  Assuming Machines #Two, Three and Four meet the Company’s inspection criteria, the cost of acquiring these three  (3) Machines is currently being negotiated.

(c)  Acquiring and installing the remaining Machines and getting them into production in the United States.  Assuming the Company is successful in acquiring the three (3) Machines it is currently reviewing, it anticipates that it will then need $18 million to acquire, ship, modify, install (including labor and related working capital) to get the remaining eighteen (18) Machines into production. DTE anticipates that these machines would become fully operational in calendar years 2016 and 2017. Ultimately, the Company’s business plan envisions ramping up production on four (4) Machines to generate sufficient cash flow and fund the incremental acquisition and installation of the additional eighteen (18) Machines.

As Machines are being acquired and put into production, the Company will also be focusing on the other aspects of its Business Plan such as:

(a)  Developing and nurturing supply lines and financing for raw materials.  Initially, the Company may enter into arrangements for the consignment of diamonds and/or into joint venture agreements to process raw materials with others.  As the Company becomes better capitalized, and sales revenue and cash flow increases, the Company intends to process an increasingly higher percentage of its own diamonds, thus increasing its gross profit per stone. When the Company purchases its own raw materials (primarily rough brown diamonds), they will be sourced for quality, competitive pricing and terms.  To maximize production and operational efficiencies, we estimate that the full monthly cost for raw materials for one machine in full production will average up to approximately $1.2 million depending on market conditions at that time. Depending on market conditions and the sales channels DTE utilizes, substantial gross profits are predicted, however the length of time required to sell those newly processed HPHT diamonds and to generate positive cash flow will likely require financing the interim negative cash flow.   Working capital funding (the company has not identified a source for this funding) as well as the ability to access credit (such as Purchase Order financing) are being pursued to cover these anticipated cash flow needs.

(b)  Developing after markets for the HPHT stones once the process is complete.  Our principal, Eduard Musheyev, is currently involved in the diamond industry and has established connections that the Company intends to utilize to sell the HPHT stones once processing is complete.  We will add sales channels including auctions, global wholesale and retail jewelry stores, outlets and internet sales as we add production capacity.  We do anticipate this growth will exceed DTE’s current after-market relationships in 2015.  As operations ramp up, we will revise our budget for this growth, to increase sales and marketing, based upon the Company’s production and cash flow.

As part of the Company’s long range goals, it also intends to pursue the following; however, these are long range goals that the Company intends to pursue if and when operations permit:

1)

Create a line of jewelry utilizing its own HPHT diamonds within its first 3 years of operations.  It intends to utilize its Melee diamonds to design and manufacture its own line of jewelry products for large domestic retail organizations such as Costco, BJ’s, JC Penny and Macy’s among others as well as similar entities in the global marketplace.  In establishing this line of business DTE is prepared to offer attractive, flexible and creative marketing concepts to induce these customers to purchase and sell these products.

2)  Attend International Jewelry Fairs that allow the Company to interact primarily with Jewelry manufacturers, designers, large franchise jewelry stores and large department stores.

3)

Sell its Melee Diamonds at auction to introduce itself primarily to the Jewelry dealers.  These auctions hosted by the Rapaport group attract this segment of the market at its scheduled auction sites in New York, Las Vegas, Hong Kong, Israel, Belgium, Brazil and Dubai.

4)

Develop and maintain an internet magazine for internet sales of its jewelry products.  Currently the Company has a basic web presence, which it does not anticipate needing to expand at this time.  However, should the Company desire to begin sales over the internet, it anticipates that it would need to develop a more active web presence and would devote the necessary time and expenses needed to do so.  Those costs are not predicable at this time, due to the unknown nature of when or if such a web presence would be needed.

(c)  Developing markets for the purchase and sale of white (and other colored) stones.  The Company is developing active markets for the purchase and resale of white (and other colored) stones.

Liquidity and Capital Resources

As of April 30, 2015, we had a working capital deficit of $684,687, comprised primarily of cash of $211,560 and prepaid expenses of $4,746, which was offset by $225,000 of Joint Venture Obligation and $675,993 of accounts payable.

For the nine months ended April 30, 2015, we used $124,930 of cash in operating activities as compared to $158,788 for the same period last year. The increase is due to our joint venture payments received net without administrative and other operating cost increases as compared to prior period.

Cash used in investing activities for the nine months ended April 30, 2015 was $18,256 reflecting purchase of equipment as compared to $47,910 reflecting purchase of equipment and $23,262 payment of long term deposit (aggregate of $71,172) for the nine months ended April 30, 2014.

For the nine months ended April 30, 2015, proceeds from financing activities were from the issuance of promissory notes of $56,907 and from the issuance of promissory notes to related parties for $259,062.  In the comparable 2014 period, $5,100 was raised through the sale of shares of common stock and $5,313 from related party advances, $83,936 from issuance of notes and from issuance of related party notes of $145,750. At April 30, 2015, we had cash of $211,560 compared to $38,777 at July 31, 2014. Our cash is held in bank deposit accounts.

The Company is devoting substantially all of its efforts to establishing a new business, and planned principal operations have not yet commenced. There has been no revenue generated from sales, license fees or royalties.

We have no material commitments for the next twelve months, aside from salaries and rent on the necessary commercial space.   We will however require additional capital to meet our liquidity needs.  The Company has determined that its anticipated monthly cash flow needs should not exceed of $500,000 per month for the next 12 months, based on 12 Machines being up and functioning. Expenses are expected to increase in 2015, due to a projected need to increase personnel, purchase raw materials, and to purchase and install new Machines.

The Company’s projected capital needs and its projected increase in expenses are based upon the Company’s projected acquisition of additional Machines over the coming 12 months, and the Company will need to rely on private financing to acquire additional Machines, through operating debt or possibly a leasing facility, none of which has yet been identified, The Company’s success depends upon its ability to increase the number of Machines in service.

It is estimated that the expense to the Company of each new Machine is approximately $1,000,000 per Machine.  This estimation includes the acquisition costs, delivery to the U.S., including shipping, duties, customs, insurance, and the installation expense.  These are estimations only and could vary greatly, as the components are subject to pricing by third parties over which we have no control.

The Principal of the Company, Eduard Musheyev, has provided financing to the company from his own personal funds to date, and has expressed that he intends to continue to do so, if funds are available, until such time as the company becomes sufficiently funded or self-supporting. There is no formal agreement in place to provide said financing.

Fixed expenses are minimal – management has thus far provided a substantial portion of the company’s operating needs, and intends to keep doing so in the future, if funds are available, in the event that funds cannot be obtained through traditional sources.

It is anticipated that the Company will receive increasing revenues from operations in the coming year, however, since the Company has not earned revenues to date, it is difficult to anticipate what those revenues might be, if any, and therefore, management has assumed for planning purposes only that it may need to sell common stock, take loans or advances from officers, directors or shareholders or enter into debt financing agreements in order to meet our cash needs over the coming twelve months.

If necessary, Management has indicated that will continue to fund shortfalls as funds permit. In addition, the Company will consider raising additional funds during 2015 through sales of equity, debt and possibly convertible securities, if it is deemed necessary.

Diamond Technology Enterprises, Inc. has no intention of investing in short-term or long-term discretionary financial programs of any kind.

Results of Operations

We anticipate that our results of operations will fluctuate for the foreseeable future due to several factors, such as the progress and timing of our business development plans and the timing and outcome financing. Due to these uncertainties, accurate predictions of future operations are difficult or impossible to make.

Three Months Ended April 30, 2015 Compared to Three Months Ended April 30, 2014

Revenues and Cost of Goods Sold. We had no revenues or cost of goods sold during the three month periods ended April 30, 2015 and 2014.

General and Administrative Expenses. General and administrative expenses for the three months ended April 30, 2015 were $223,979; an increase of $72,857, or 48%, from $151,122 incurred in the three months ended April 30, 2014. This increase is primarily due to increases in payroll-related expenses, accounting and auditing fees, legal professional fees, travel, meals and entertainment expenses and other general and administrative expenses.

Depreciation. Depreciation for the three months ended April 30, 2015 was $46,949, an increase of $45,837 from $1,112 incurred in the three months ended April 30, 2014. During the latter part of last fiscal year period, we acquired equipment and furniture and placed in service our machinery as compared to none in service for the same period last year.

Interest and Other Financing Costs. Interest expense for the three months ended April 30, 2015 totaled $7,207, as compared to $2,250 during the three months ended April 30, 2014.  Interest expense is related to our notes payable issued in the latter part of last fiscal year and the current period.

Net Loss. As a result of the foregoing, the net loss for the three months ended April 30, 2015 was $278,134 compared to a net loss of $154,484 for the three months ended April 30, 2014, an increase of $123,650, or 80%.

Nine Months Ended April 30, 2015 Compared to Nine Months Ended April 30, 2014

Revenues and Cost of Goods Sold. We had no revenues or cost of goods sold during the nine month periods ended April 30, 2015 and 2014.

General and Administrative Expenses. General and administrative expenses for the nine months ended April 30, 2015 were $825,512, an increase of $417,678, or 102%, from $407,834 incurred in the nine months ended April 30, 2014. This increase is primarily due to increases in payroll-related expenses, accounting and auditing fees, legal professional fees, travel, meals and entertainment expenses and other general and administrative expenses.

Depreciation. Depreciation for the nine months ended April 30, 2015 was $141,382, an increase of $140,270 from $1,112 incurred in the nine months ended April 30, 2014. During the latter part of last fiscal year period, we acquired equipment and furniture and placed in service our machinery as compared to minimal in service for the same period last year.

Interest and Other Financing Costs. Interest expense for the nine months ended April 30, 2015 totaled $19,420, as compared to $2,924 during the nine months ended April 30, 2014.  Interest expense is related to our notes payable issued in the latter part of last fiscal year and the current period.

Net Loss. As a result of the foregoing, the net loss for the nine months ended April 30, 2015 was $986,313, compared to a net loss of $411,870 for the nine months ended April 30, 2014, an increase of $574,443, or 139%.

Our auditors have expressed a going concern opinion which raises substantial doubts about the Issuers ability to continue as a going concern.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis.  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements.  In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Cash and Cash Equivalents.   The Company considers all highly liquid short-term investments with maturities of less than three months when acquired to be cash equivalents.

Equipment, Furniture and Leasehold Improvements.   Equipment, furniture and leasehold improvements are recorded at cost and depreciated on a straight-line basis over the lesser of their estimated useful lives, ranging from three to seven years, or the life of the lease, as appropriate.

Impairment of Long-Lived Assets.  Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by such assets.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the discounted expected future net cash flows from the assets.

Revenue Recognition.   The Company will recognize revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred;

(iii) the fees earned can be readily determined; and (iv) collectability of the fees is reasonably assured.  The Company will recognize revenue from research contracts as services are performed under the agreements.

Research and Development.   All market research and website development costs, including all related salaries, and facility costs are charged to expense when incurred.

Loss Per Common Share.   Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period, without consideration for common stock equivalents.

OUR MANAGEMENT

Executive Officers

Name	Age	Position
Eduard Musheyev	53	Chief Executive Officer/President
Jordan Friedberg	60	Chief Financial Officer

Directors and Executive Officers

Eduard Musheyev

Chairman of the Board, Director, President, and Secretary

Eduard Musheyev (53) was born in Tashkent Uzbekistan.  Upon immigrating to the United States in the early 1980’s, Mr. Musheyev was employed in the design and manufacturing of jewelry.  Thereafter, he founded his first successful company in the retail jewelry sector where he built up an extensive network of wholesale and retail customers.

In 1990, Mr. Musheyev opened his retail jewelry operation in New York City, and within five years had expanded to eight retail stores within the New York City area.  He then established his wholesale jewelry operation, in New York City’s jewelry district.  Mr. Musheyev continues to excel in his retail and wholesale operations, operating Ed & Serge Gold & Diamond Corp.   He has over 30 years’ experience in the gold and jewelry industry, Mr. Musheyev has vast knowledge and hands on experience in the purchasing and selling of precious stones, with a specific emphasis on Diamonds.  Aside from the Registrant, over the last five years, Mr. Musheyev has been involved with the following companies in the capacities indicated:

ESM Taxi, LLC, CEO/Owner - 4/8/13 - Present

Ed & Serge Gold & Diamonds Corp, CEO/Owner - 3/20/08 - Present

ESM Pawn Brokers, Inc. (dormant company), CEO -5/3/12 - Present

ESM Refiners, Inc., CEO/Owner - 4/17/09-7/25/09

GoldExCom, Inc., CEO/Owner -9/12/10- 2011

EZ Sell Gold and Diamonds Corp., CEO/Owner -9/23/09-7/31/13

ESM Refiners Arizona, Inc., CEO/Owner -3/12/10-9/12/10

EZ Sell Gold.com, CEO/Owner -6/28/08-12/28/11

Caseycorp ,CEO/Shareholder -     2009 - 2013

Board of Directors

Jordan S. Friedberg (60), Chief Financial Officer, Treasurer, Board of Directors Member

Jordan Friedberg has over 28 years of experience in production and post-production management. He has strong financial analytical business skills in all areas of accounting, forensic accounting, budgeting, and finance. He has worked with innovative leaders in both film and video postproduction and production.  Jordan has been a CFO for many companies including, VISUALIZE / Pacific Ocean Post (12/89-3/94), Prime Time Post (3/82-4/85),

Phoenix Books (6/04-4/10), Cinema Research Inc. (1/97-3/00), and Accounting Director for ABC (8/89-3/94), and CFO/Associate Producer for Filmroos (3/94-1/97).  He has been an Associate Producer of more than 480 hours of productions for television including, Discovery Channel, History Channel, ABC TV, Learning Channel, and A&E, and several independent films. Mr. Friedberg holds an MBA from Pepperdine University. In addition he has a consulting company Aremac Consultants, LLC, founded in May 2003, specializing in budgets, financial analysis, mergers and or restructure modeling primarily in the film and television production / postproduction industry Services include, Forensic Accounting, Expert Witness Testimony and Advice, as well as Financial Investigation, consulting services to insurance providers, the banking and accounting communities, leasing companies, production, postproduction, and sound companies, film laboratories, and digital facilities, in all segments of the film and television industry.

Mr. Friedberg has also served as Advisory Board Member and Board of Director for the BEL-AIR FILM FESTIVAL (08-Present) and an original Executive Producer / Board of Directors for RADD/Recording Artists, and Actors & Athletes Against Drunk Driving® (86-Present).

Family Relationships.   There are no family relationships among the directors and executive officers of the company.

Code of Conduct and Ethics.   We have not adopted a code of business conduct and ethics that applies to our directors, officers and all employees.

Executive Compensation

Summary Compensation Table.   The following table sets forth certain information concerning the annual and long-term compensation of our Chief Executive Officer and our other executive officers as of August 6, 2015 and during the last fiscal year and for the last two fiscal years.

			(a)	(b)	(c)
Name and Principal Position	Year	Salary	Bonus	Option Awards	All Other Compensation**	Total Compensation
Eduard Musheyev Chairman of the Board,	2013	-0-	-0-	-0-	-0-	-0-
President, Secretary	2014	-0-	-0-	-0-	-0-	-0-
	2015	$250,000*	-0-	-0-	-0-	$250,000
Jordan S. Friedberg	2013	-0-	-0-	-0-	661,000 shares	661,000 shares
Chief Financial Officer					Common	Common
	2014	-0-	-0-	-0-	-0-	-0-
	2015	$40,000*	-0-	-0-	-0-	$40,000

*Salary is accruing until Company is financially able to pay

** Stock issuances valued at $66,100

Deferred Stock Issuance.  Effective July 15, 2013 we entered into a consulting/servicing agreement with David A. Mortman that obligated the Company to issue to Mr. Mortman 2,000,000 shares of common stock at the one year anniversary of the agreement for services rendered. On August 4, 2014, the Company authorized the issuance of these shares to Mr. Mortman (held by Dormor Group).  Mr. Mortman has provided and continues to provide strategic business advice to the Company specifically relating to pre-operational issues, e.g. leasehold facilities for the executive offices and manufacturing facilities required by the company, investigating various leasehold locations for those purposes, meetings with brokers and landlord representatives, reviewing personnel requirements to implement the business plan, discussing the best options available for the purchase of raw materials. Mr. Mortman has also provided services in the business review of the Company’s Form S-1 and has prepared an ongoing business plan for the management and operation of the Company. Mr. Mortman will also assist in the negotiations on behalf of the Company with financing sources.

At the formation of the Company we agreed to issue to Nikitin Vadim Vladimirovich 34,500,000 shares of common stock upon the fulfillment of his obligations to the Company.  His obligations consist of facilitating the acquisition of the additional machines needed to increase production (up to 50 more machines) and to ensure the adaption of the machines for our purposes.  Based upon his removal from the Board of Directors, the Company believes that this obligation is terminated.  This is disclosed under related party transactions below.

Deferred Salary.  The Company has agreed to pay its President/Director Eduard Musheyev salary in the amount of $15,000 per month, which will accrue and be paid at such time as the Company is financially able.  There is also a deferred salary agreement with Jordan Friedberg providing for $40,000 per annum to be accrued and paid.  The deferred salary will be paid at such time as the Company is adequately financed. As of April 30, 2015, the  Company has accrued $250,000 for Mr. Musheyev and $40,000 for Mr. Friedberg.

Outstanding Equity Awards at Fiscal Year End.   There were no outstanding equity awards as of July 31, 2014 or as of the period ending April 30, 2015.

Compensation of Non-Employee Directors.   We currently have no non-employee directors and no compensation was paid to non-employee directors in the year ended July 31, 2014 or as of period ending April 30, 2015.   We intend to identify qualified candidates to serve on the Board of Directors and to develop a compensation package to offer to members of the Board of Directors and its Committees.

Audit, Compensation and Nominating Committees.  As noted above, we intend to apply for listing our common stock on the OTC Electronic Bulletin Board, which does not require companies to maintain audit, compensation or nominating committees. The company’s shares may never be quoted on the OTC Bulletin Board or listed on an exchange.  Considering the fact that we are an early stage company, we do not maintain standing audit, compensation or nominating committees. The functions typically associated with these committees are performed by the entire Board of Directors which currently consists of one member who is not considered independent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Principal Stockholders, Directors, Nominees and Executive Officers and Related Stockholder Matters

The following table sets forth, as of June 23, 2015, certain information with respect to the beneficial ownership of shares of our common stock by: (i) each person known to us to be the beneficial owner of more than five percent (5%) of our outstanding shares of common stock, (ii) each director or nominee for director of our Company, (iii) each of the executives, and (iv) our directors and executive officers as a group.    Unless otherwise indicated, the address of each shareholder is c/o our company at our principal office address:

Beneficial Owner	Address	Number of Shares Beneficially Owned (*)	Percent of Class (**)

Summit Trading Limited

An International business corporation

Wholly owned by the Weast Family Trust

Primary Beneficiary: Charles Arnold

Voting Control held: Daryl Orenge,

Attorney in fact

Southeast Research Partners, LLC

Voting Control held: David Kugelman

	904 Silver Spur Rd. #257 Rolling Hills Estates, CA 90274 507 N. Little Victoria Rd, Woodstock, GA 30189	5,000,000 5,000,000	7.27% 7.27%
Prosper Capital, Inc. Voting Control held: Alex Kozlovski	2719 Coney Island Ave., Brooklyn, NY 11235	7,000,000	10.17%
Sierra Trading Group Voting Control held: Daisy Arnold *Jordan Friedberg *Eduard Musheyev *Dormor Corporation Voting Control: Doris Mortman Azim Gafurov

520 Brickel Key Drive, #1607

Miami, Fl. 33131

1099 N Hillcrest Rd.

Beverly Hills, CA 90210

37 West 47th St., #1301, New York, NY 10036

37 West 47th St.,

Suite 1301

New York, NY 10036

St-by-st Mira Stret

Mit, bid #4

Sogd, Khujand, Tajikistan

		7,000,000 661,000 Common 29,100,000 Preferred Series A 1,000,000 4,000,000 5,088,923	10.17% 0.96% 42.29% 100% 5.81% 7.39%
*All Directors and Officers as a Group (3 persons)		Common 33,761,000 Series A Convertible Preferred 1,000,000	49.06% 100%

(*)     Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Unless otherwise indicated, voting and investment power are exercised solely by the person named above or shared with members of such person’s household.   This includes any shares such person has the right to acquire within 60 days.

(**)   Percent of class is calculated on the basis of the number of shares outstanding on June 23, 2015 (68,815,000).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

It is our practice and policy to comply with all applicable laws, rules and regulations regarding related person transactions, including the Sarbanes-Oxley Act of 2002.  A related person is an executive officer, director or more than 5% stockholder of Diamond Technology Enterprises, Inc., including any immediate family members, and any entity owned or controlled by such persons.  Our Board of Directors (excluding any interested director) is charged with reviewing and approving all related-person transactions, and a special committee of our Board of Directors is established to negotiate the terms of such transactions.  In considering related-person transactions, our Board of Directors takes into account all relevant available facts and circumstances.

Loans and Advances from Affiliates

The Company’s officers and shareholders have contributed capital to the Company for working capital purposes.  As of April 30, 2015 and July 31, 2014, advances from related party were $-0- and $51,566, respectively.  These are interest free advances.

The aggregate contributions are reflected as additional paid in capital in the Company’s financial statements.

In January 2013, Eduard Musheyev, our founder and a member of our board of directors contributed one Machine valued at $688,833 to the Company and in May 2013, Nikitin Vadim Vladimirovich (“Nikitin” or “Mr. Vladirmirovich”) sold one (1) additional machine to the Company in exchange for 760,000 shares of common stock.  The machine was acquired by Mr. Vladirmirovich from an unrelated third party on May 17, 2012, for approximately 42,000,000 Russian rubles (the equivalent of $1,400,000). The Company and Mr. Vladirmirovich entered into an agreement on May 1, 2013 whereby the Company agreed to issue 760,000 shares of its common stock valued at $1.00 per share in exchange for the machine. The number of shares issued and the assigned value of $ 1.00 per share was negotiated by the two parties based in part on the Company’s start-up status at the time the agreement was entered into. Mr. Vladimirovich was not an affiliate at the time of this acquisition.  Mr. Vladimirovich and the Company have also agreed once the Company obtained working capital of One Million Five Hundred Thousand Dollars and financing to obtain the first ten (10) Machines, Mr. Vladirmirovich would be issued 17,250,000 additional shares of the Company’s common stock.  Further, upon the Company acquiring another forty (40) Machines he would be issued an additional 17,250,000 shares of the Company’s common stock. This agreement has not been reduced to writing.

In June of 2014, the Company removed Mr. Vladimirovich from the Company’s Board of Directors and has relinquished all rights to the second machine located in Russian, in exchange for retaining the 760,000 shares, which are in the Company’s possession.  The Company also believes it has no further obligations to Mr. Valdimirovich.  There is no written agreement to this effect.

From October 25, 2013 through April 27, 2015, the Company issued an aggregate of $542,747 unsecured notes payable to Eduard Musheyev, the company’s Chief Executive Officer for cash advances and purchases on the Company’s behalf.  The notes bear 4% per annum interest, payable mostly in arrears and are due five (5) years from the date of issuance.

In August 2014, the Company issued two unsecured notes payable to Alexander Nusheyev, a family member of the Company’s Chief Executive Officer for cash advances in aggregate of $100,000. The notes bear 4% per annum interest, payable monthly in arrears and are due five (5) years from the date of issuance.

The Company accrued and recorded current year expenses $5,534 and $14,998 as related party interest for the three and nine months ended April 30, 2015, respectively.

Director Independence

Our Board of Directors has adopted the definition of “independence” as described under the Sarbanes Oxley Act of 2002 (Sarbanes-Oxley) Section 301, Rule 10A-3 under the Securities Exchange Act of 1934 (the

Exchange Act) and NASDAQ Rules 4200 and 4350.  Our Board of Directors has determined that its members do not meet the independence requirements..

DESCRIPTION OF CAPITAL STOCK

Authorized and Issued Stock

Number of Shares at June 23, 2015

Title of Class

Authorized

Outstanding

Common stock, $0.0001 par value per share

240,000,000 Authorized

   68,815,000 Outstanding

Preferred Stock, $0.0001 par value per share

10,000,000 Authorized

  1,000,000 Outstanding

Common stock

Dividends.   Each share of common stock is entitled to receive an equal dividend, if one is declared, which is unlikely. We have never paid dividends on our common stock and do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. See Risk Factors.

Liquidation.   If our company is liquidated, any assets that remain after the creditors are paid, and the owners of preferred stock receive any liquidation preferences, will be distributed to the owners of our common stock pro-rata.

Voting Rights.   Each share of our common stock entitles the owner to one vote. There is no cumulative voting.  A simple majority can elect all of the directors at a given meeting and the minority would not be able to elect any directors at that meeting.

Preemptive Rights.   Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering it to current stockholders.

Redemption Rights.   We do not have the right to buy back shares of our common stock except in extraordinary transactions such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights.   Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Preferred stock

The Company is authorized to issue 10,000,000 shares of Preferred Stock.  The Company has designated 1,000,000 shares as Series A Convertible Preferred Stock with the following rights and privileges:

Dividends.   Each share of Series A Convertible Preferred stock is entitled to receive an equal dividend with the Company’s common stock, if one is declared. We have never paid dividends on our common stock and do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth.

Liquidation.   Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, each share of Series A Convertible Preferred is entitled to receive, on a pro-rata basis, an amount equal to Stated Value per share before any distribution or payment to any other class of shareholders.

Voting Rights.   Each share of our Series A Convertible Preferred stock entitles the owner to one hundred (100) votes on all matters presented to be voted on by the holders of the common stock. There is no cumulative voting.

Preemptive Rights.   Owners of our Series A Convertible Preferred stock have no preemptive rights. We may sell shares of our Series A Convertible Preferred stock to third parties without first offering it to current stockholders.

Redemption Rights.   We do not have the right to buy back shares of our Series A Convertible Preferred stock except in extraordinary transactions such as mergers and court approved bankruptcy reorganizations. Owners of our Series A Convertible Preferred stock do not ordinarily have the right to require us to buy their Series A Convertible Preferred stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights.   Each share of our Series A Convertible Preferred may, at any time, and from time to time, convert each share into a number of fully paid and non-assessable shares of Common stock at a one to one conversion.

Delaware Anti-Takeover Laws

Some features of the Delaware corporate code, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest.   Delaware’s antitakeover statute, as codified at Section 203 of the Delaware General Corporate Law prevents a hostile bidder from completing a back-end merger with the target company for three years after buying more than 15% of the target’s shares unless: (1) the bidder gains approval of the target board in advance; (2) the bidder goes from less than 15% ownership of the target to more than 85% ownership in a single tender offer; or (3) the bidder gains approval from two-thirds of the disinterested shares after buying more than 15%. When Section 203 was enacted in 1988, three hostile bidders for Delaware targets challenged its constitutionality on the grounds that the statute was preempted by the Williams Act, among other things. In all three of these cases, the federal district court upheld the constitutionality of Section 203, concluding from the available evidence that Section 203 gave bidders a “meaningful opportunity for success” and therefore did not disrupt the balance between bidders and targets that Congress envisioned.

Our bylaws provide that the company may indemnify its officers, directors, agents and any other persons to the fullest extent permitted by Delaware General Corporate Law.

SELLING STOCKHOLDERS

An aggregate of 2,987,820 shares of common stock may be offered for sale and sold from time to time pursuant to this prospectus by the Selling Stockholders.

The term “Selling Stockholders” includes the stockholders listed below and their pledgees, assignees or other successors-in-interest. We have agreed to register all of the shares offered hereby for resale by the Selling Stockholders under the Securities Act and to pay all of the expenses in connection with such registration and the sale of the shares, other than selling commissions and the fees and expenses of counsel and other advisors to the Selling Stockholders. Information concerning the Selling Stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

Except as disclosed under this prospectus, none of the Selling Stockholders has held a position or office or had a material relationship with us within the past three years other than as a result of the ownership of our common stock or other securities.

The following table sets forth, for each of the Selling Stockholders to the extent known by us, the number of shares of our common stock beneficially owned, the number of shares of our common stock offered hereby and the number of shares and percentage of outstanding common stock to be owned after completion of this offering, assuming all shares offered hereby are sold.

Unless otherwise indicated, the Selling Stockholders have sole voting and investment power with respect to their shares of common stock. All of the information contained in the table below is based upon information provided to us by the Selling Stockholders, and we have not independently verified this information. The Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act.

None of the Selling Stockholders, including those that are not natural persons, are broker-dealers or affiliates of broker-dealers.

The number of shares outstanding and the percentages of beneficial ownership are based on 69,575,000 and 68,815,000 shares of our common stock issued and outstanding, respectively as of June 23, 2015.

For the purposes of the following table, the number of shares of our common stock beneficially owned, has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “ Exchange Act “) and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, restricted stock unit, warrant or other rights.

Name	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Percentage of Shares Beneficially owned Prior to Offering	Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After the Offering(1)	Percentages Beneficially Owned After the Offering
Southeast Research Partners, LLC Voting Control held by: David Kugelman	5,000,000	7.40%	1,466,910	3,533,090	5.23%
Summit Trading International An International business corporation Wholly owned by the Weast Family Trust Primary Beneficiary: Charles S. Arnold (3) Voting Control held by Trustees: Sal Ayala and Hubert Guysemans; Daryl Orenge, is the Trusts Attorney in fact	5,000,000	7.40%	1,466,910	3,533,090	5.23%
Weinstein, Harold	1,000	*	1,000	0	0
Natmark Inc. Voting Control held by: Mark Suleymanov	1,000	*	1,000	0	0
Omnivest Holdings Inc. Voting Control held by: Nisim Bababekov	1,000	*	1,000	0	0
Paltielov, Efraim	1,000	*	1,000	0	0
Paltielov, Neris	1,000	*	1,000	0	0
Kogan, Alex	1,000	*	1,000	0	0
Gogus, Alexey	1,000	*	1,000	0	0
Kaplan, Benjamin	1,000	*	1,000	0	0
Mitroo, Jagdish B	5,000	*	5,000	0	0
Grinberg, Robert	1,000	*	1,000	0	0
Binman, Albert	3,000	*	3,000	0	0
NIFO Holdings LLC Main Account Voting Control held by: Nisim Bababekov	1,000	*	1,000	0	0
Stefansky, David	1,000	*	1,000	0	0
Zeorov, Boris	1,000	*	1,000	0	0
Liston, Jennifer C	5,000	*	5,000	0	0
OTC Mailers Inc. Voting Control held by: Alex Kozlovski	1,000	*	1,000	0	0
Reds Group, Inc. Voting Control held by: Roman Suleymanov	1,000	*	1,000	0	0
Mosheyev, Vladimir	1,000	*	1,000	0	0
Yusupov, Isak	1,000	*	1,000	0	0
Aronov, Zoya	2,000	*	2,000	0	0
Gutierrez, Sofia	1,000	*	1,000	0	0
Kandhorov, Abram	1,000	*	1,000	0	0
Kandhorov, Sam	1,000	*	1,000	0	0
Mitroo, Sumair	5,000	*	5,000	0	0
Natanel, Lylla	3,000	*	3,000	0	0
Yusupov, Allison	1,000	*	1,000	0	0
Yusupov, Elizabeth	1,000	*	1,000	0	0
Yusupov, Raphael M	1,000	*	1,000	0	0
Gutierrez, Julio C	1,000	*	1,000	0	0
CTW Investments, LLC Voting Control held by: Harold Wrinstein	1,000	*	1,000	0	0
H&H Diamonds Voting Control held by: Harold Wrinstein	1,000	*	1,000	0	0
T&C Global Investments, LLC Voting Control held by: Harold Wrinstein	1,000	*	1,000	0	0
Niyazov, Ariel A.	1,000	*	1,000	0	0
Ilyasov, Igor	1,000	*	1,000	0	0
Katanov, Daniel	1,000	*	1,000	0	0
Katanov, Vladimir	1,000	*	1,000	0	0
Natalya, Katanova	1,000	*	1,000	0	0

(1)

The number of shares listed in these columns includes all shares beneficially owned by the selling stockholder.

(2)

* Less than 1%

(3)

Mr. Arnold’s companies have provided financial consulting services to the Company – Mr. Arnold holds no voting control over this Trust.

PLAN OF DISTRIBUTION

By Selling Stockholders

The selling stockholders and any of its pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholder may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

• broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule  144 promulgated under the Securities Act, or another exemption from the registration requirements under the Securities Act, if available, rather than under this prospectus.

The issuer and the selling shareholders will sell the common stock being registered in this offering at a fixed price of $1.00 per share for the duration of the offering.  The company’s shares may never be quoted on the OTC Bulletin Board or listed on an exchange.  If the offering is not already closed at the time, the Issuer will file a post-effective amendment to reflect the change to a market price when the shares begin trading on a market or exchange.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the
Shares owned by it and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the company being notified in writing by a selling stockholder that any material arrangement has been entered  into  with a broker-dealer for the  sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker -dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon the company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  Because the selling stockholder may be deemed to be an underwriter within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers.  The selling stockholder has represented and warranted to the company that it acquired the securities subject to this registration statement in the ordinary course of the selling stockholder’s business and, at the time of its purchase of such securities the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The company has advised the selling stockholders that it may not use shares registered on this Registration
Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If the selling stockholder uses this prospectus for any sale of the common  stock,  it  will  be  subject  to  the  prospectus  delivery  requirements  of  the  Securities  Act.  The selling stockholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholder in connection with resales of their respective shares under this Registration Statement.

The company is required to pay all fees and expenses incident to the registration of the shares, but the company will not receive any proceeds from the sale of the common stock by selling stockholders.  The company has agreed  to  indemnify  the  selling  stockholder  against  certain  losses,  claims,  damages  and  liabilities,  including liabilities under the Securities Act.

OTC Electronic Bulletin Board Considerations

We intend to apply to have our stock traded on the OTC Electronic Bulletin Board.  The company’s shares may never be quoted on the OTC Bulletin Board or listed on an exchange.  The OTC Electronic Bulletin Board is separate and distinct from the NASDAQ stock market and other stock exchanges.  NASDAQ has no business relationship with issuers of securities quoted on the OTC Electronic Bulletin Board.  The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Electronic Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Electronic Bulletin Board has no listing standards.  Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.  FINRA cannot deny an application by a market maker to quote the stock of a company.  The only requirement for inclusion in the OTC Electronic Bulletin Board is that the issuer be current in its reporting requirements with the SEC.

Investors must contact a broker-dealer to trade OTC Electronic Bulletin Board securities.  Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker. Bulletin board transactions are conducted almost entirely manually.  Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders — an order to buy or sell a specific number of shares at the current market price — it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 141 of the Delaware General Corporation Law provides that directors and officers of Delaware corporations may, under certain circumstances, be indemnified against expenses (including attorneys‘ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. It also provides that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article 6, Section 6.1 of our bylaws contains provisions which require that our company indemnify its officers, directors, employees and agents, in substantially the same language as Section 141 of the Delaware statutes.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a directors, officers or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL OPINION

The validity of the shares offered hereby has been passed upon for us by Kimberly L. Rudge, Esq.

EXPERTS

The financial statements included in this prospectus for the period from inception (January 14, 2013) through July 31, 2014 have been audited by RBSM LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements included in this prospectus for the three months ending April 30, 2015, were internally prepared by management and are unaudited.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Kimberly L. Rudge owns 2,000,000 of the Company’s restricted common stock.  No experts or other counsel to the company have any shares or other interests in the Company.

LEGAL PROCEEDINGS

The issuer is not party to any pending material legal proceedings.

ADDITIONAL INFORMATION

We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, including annual and quarterly reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at the SEC’s Public Reference Room, 100 F Street, NE, Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

Eduard Musheyev

37 West 47th Street, Suite 1301

New York, NY 10036

(212) 382-2104

ITEM 8 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

DIAMOND TECHNOLOGY ENTERPRISES, INC.

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Diamond Technology Enterprises, Inc.

We have audited the accompanying balance sheets of Diamond Technology Enterprises, Inc. (the “Company”), as of July 31, 2014 and 2013 and the related statements of operations, equity and cash flows for the year ended July 31, 2014 and for the period from January 14, 2013 (date of inception) through July 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to the above present fairly, in all material respects, the financial position of Diamond Technology Enterprises, Inc. as of July 31, 2014 and 2013, and the results of operations, equity and cash flows for the year ended July 31, 2014 and for the period from January 14, 2013 (date of inception) through July 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the accompanying financial statements, the Company has not commenced its planned principal operations, is incapable of generating sufficient cash flow to sustain its operations without securing additional financing, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/RBSM LLP

New York, New York

November 13, 2014

DIAMOND TECHNOLOGY ENTERPRISES, INC.
BALANCE SHEETS
JULY 31, 2014 AND 2013

	2014	2013
ASSETS
Current assets:
Cash	$ 38,777	$ 10,586
Prepaid supplies and expenses	5,199	-
Total current assets	43,976	10,586

Property and equipment, net	867,875	1,449,335

Deposits	23,262	-

Total assets	$ 935,113	$ 1,459,921

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses, $5,061 and $-0- related party	$ 186,693	$ 3,600
Stock based payable	200,000	-
Advances, related party	51,566	-
Total current liabilities	438,259	3,600

Long term liabilities
Deferred rent, long term	11,554	-
Long term debt	136,376	-
Long term debt, related party	315,765	-
Total long term liabilities	463,695	-

Total liabilities	901,954	3,600

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized
Series A Convertible Preferred stock, 1,000,000 shares designated, 1,000,000 and -0- shares issued and outstanding as of July 31, 2014 and 2013, respectively	100	-
Series A Convertible Preferred stock to be issued	-	100
Common stock, $0.0001 par value; 240,000,000 shares authorized, 67,575,000 and -0- shares issued and 66,815,000 and -0- shares outstanding as of July 31, 2014 and 2013, respectively	6,758	-
Common stock to be issued	-	768,050
Common stock subscription	400	800
Additional paid in capital	1,578,711	745,559
Treasury stock (760,000 shares)	(76)	-
Accumulated deficit	(1,552,734)	(58,188)
Total stockholders' equity	33,159	1,456,321

Total liabilities and stockholders' equity	$ 935,113	$ 1,459,921

The accompanying notes are an integral part of these financial statements

DIAMOND TECHNOLOGY ENTERPRISES, INC.
STATEMENTS OF OPERATIONS

		For the Period From
		January 14, 2013
		(date of inception)
	Year ended	Through
	July 31, 2014	July 31, 2013
OPERATING EXPENSES:
Selling, general and administrative expenses	$ 682,064	$ 58,188
Loss on disposal of equipment	759,924	-
Depreciation	46,934	-

Total operating expenses	1,488,922	58,188

Loss from Operations	(1,488,922)	(58,188)

Other expenses:
Interest expense	(5,624)	-

Loss before income taxes	(1,494,546)	(58,188)

Income taxes (benefit)	-	-

Net loss	$ (1,494,546)	$ (58,188)

Loss per common share, basic and diluted
	$ (0.03)	$ -
Weighted average number of common shares outstanding, basic and diluted	48,992,888	-

The accompanying notes are an integral part of these financial statements

DIAMOND TECHNOLOGY ENTERPRISES, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
For the period from January 14, 2013 (date of inception) through July 31, 2014

	Series A Convertible Preferred Stock		Series A		Common stock
	To be issued		Convertible Preferred Stock		To be issued
	Shares	Amount	Shares	Amount	Shares	Amount
Shares to be issued to founders	1,000,000	$ 100	-	$ -	60,500,000	$ 6,050
Common shares to be issued for legal fees	-	-	-	-	2,000,000	2,000
Common shares to be issued to acquire equipment	-	-	-	-	760,000	760,000
Common stock subscription	-	-	-	-	-	-
Contributed capital	-	-	-	-	-	-
Net loss	-	-	-	-	-	-
Balance, July 31, 2013	1,000,000	$ 100	-	$ -	63,260,000	$ 768,050
Common stock subscription	-	-	-	-	-	-
Shares to be issued to founders	-	-	-	-	3,600,000	360
Common stock to be issued for services	-	-	-	-	661,000	66,100
Common and preferred stock issued in settlement of prior obligations	(1,000,000)	(100)	1,000,000	100	(67,521,000)	(834,510)
Common stock re-acquired upon return of equipment	-	-	-	-	-	-
Common stock issued in settlement of stock subscriptions	-	-	-	-	-	-
Net loss	-	-	-	-	-	-
Balance, July 31, 2014	-	$ -	1,000,000	$ 100	-	$ -

The accompanying notes are an integral part of these financial statements

DIAMOND TECHNOLOGY ENTERPRISES, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
For the period from January 14, 2013 (date of inception) through July 31, 2014

			Common	Additional
	Common stock		Stock	Paid in	Treasury	Accumulated
	Shares	Amount	Subscription	Capital	Stock	Deficit	Total
Shares to be issued to founders	-	$ -	$ -	$ -	$ -	$ -	$ 6,150
Common shares to be issued for legal fees	-	-	-	-	-	-	2,000
Common shares to be issued to acquire equipment	-	-	-	-	-	-	760,000
Common stock subscription	-	-	800	-	-	-	800
Contributed capital	-	-	-	745,559	-	-	745,559
Net loss	-	-	-	-	-	(58,188)	(58,188)
Balance, July 31, 2013	-	$ -	$ 800	$ 745,559	$ -	$ (58,188)	$ 1,456,321
Common stock subscription	-	-	5,000	-	-	-	5,000
Shares to be issued to founders	-	-	-	-	-	-	360
Common stock to be issued for services	-	-	-	-	-	-	66,100
Common and preferred stock issued in settlement of prior obligations	67,521,000	6,753	-	827,757	-	-	-
Common stock re-acquired upon return of equipment	-	-	-	-	(76)	-	(76)
Common stock issued in settlement of stock subscriptions	54,000	5	(5,400)	5,395	-	-	-
Net loss	-	-	-	-	-	(1,494,546)	(1,494,546)
Balance, July 31, 2014	67,575,000	$ 6,758	$ 400	$ 1,578,711	$ (76)	$ (1,552,734)	$ 33,159

The accompanying notes are an integral part of these financial statements

DIAMOND TECHNOLOGY ENTERPRISES, INC.
STATEMENTS OF CASH FLOWS

		From January 14, 2013
		(date of inception)
	Year ended	Through
	July 31, 2014	July 31, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (1,494,546)	$ (58,188)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	46,934	-
Preferred and common stock issued to founders	360	6,150
Common stock to be issued for services	66,100	2,000
Loss on disposal of equipment	759,924	-
Operating expenses incurred by related party on behalf of Company	45,000	30,749
Changes in operating assets and liabilities:
Prepaid expenses and supplies	(5,199)	-
Accounts payable and accrued expenses	183,093	-
Stock based payable	200,000	-
Deferred rent	11,554	3,600
Net cash used in operating activities	(186,780)	(15,689)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment of long term deposit	(23,262)	-
Purchase of property and equipment	(89,459)	(500)
Net cash used in investing activities	(112,721)	(500)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	5,000	800
Proceeds from related party advances	51,566	-
Proceeds from related party notes payable	134,750	-
Proceeds from notes payable	136,376	-
Contribution by founder	-	25,975
Net cash provided by financing activities	327,692	26,775

Net increase in cash	28,191	10,586
Cash, beginning of period	10,586	-

Cash, end of period	$ 38,777	$ 10,586

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Interest paid	$ -	$ -
Income taxes paid	$ -	$ -

Non-cash investing and financing activities:
Common stock to be issued to acquire property and equipment	$ -	$ 760,000
Note payable, related party issued to acquire prepaid supplies and expenses	$ 136,015	$ -
Equipment contributed by founders	$ -	$ 688,833

The accompanying notes are an integral part of these financial statements

NOTE 1 –BUSINESS

Diamond Technology Enterprises, Inc. (the “Company”), was incorporated on January 14, 2013 under the laws of the State of Delaware. The Company is headquartered in New York and was organized for the purpose of producing higher quality diamonds via the use of proprietary high pressure high temperature (HPHT) heat pressure processes.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation:

As the Company is devoting substantially all of its efforts to establishing a new business, and planned principal operations have not yet commenced. There has been no revenue generated from sales, license fees or royalties.

The Company's primary efforts are devoted to establishing operations and developing customer relationships. The Company has experienced net losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future. In addition, the Company will require additional financing to fund future operations. The Company intends to raise additional capital to complete the development and commercialization of its current product through equity or debt financing; however the Company does not have any commitments or definitive or binding arrangements for such funds. There can be no assurance that such funds, if available at all, can be obtained on terms reasonable to the Company. If the Company is unsuccessful in raising additional capital it will need to reduce costs and operations substantially.

The above factors raise substantial doubt as to the Company's ability to continue as a going concern. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that may result from the outcome of this uncertainty.

Use of estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the useful life of fixed assets and assumptions used in the fair value of stock-based compensation.

Research and Development costs

The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”).  Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred.  Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred.  The Company did not incur research and development expenses for the period from January 14, 2013 (date of inception) through July 31, 2014.

Cash and Cash Equivalents

 The Company considers financial instruments with an original maturity date of three months or less to be cash equivalents.

Property, plant and equipment

Property, plant and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. Gains and losses from the retirement or disposition of property and equipment are included in operations in the period incurred. Maintenance and repairs are expensed as incurred.

Income taxes

Deferred income tax assets and liabilities are determined based on the estimated future tax effects of net operating loss and credit carry-forwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates. The Company records an estimated valuation allowance on its deferred income tax assets if it is not more likely than not that these deferred income tax assets will be realized.

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. As of July 31, 2014 and 2013, the Company has not recorded any unrecognized tax benefits.

Stock Based Compensation

All stock-based payments to employees and to nonemployee directors for their services as directors, including any grants of restricted stock and stock options, are measured at fair value on the grant date and recognized in the statements of operations as compensation or other expense over the relevant service period. Stock-based payments to nonemployees are recognized as an expense over the period of performance. Such payments are measured at fair value at the earlier of the date a performance commitment is reached or the date performance is completed. In addition, for awards that vest immediately and are non-forfeitable the measurement date is the date the award is issued.

Fair Value of Financial Instruments

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities, and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.  All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

Revenue Recognition

The Company will recognize revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts.

Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments will be provided for in the same period the related sales are recorded.

The Company will account for Multiple-Element Arrangements under ASC 605-10 which incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arrangements (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such amounts may be in excess of the FDIC insurance limit. The Company periodically reviews its trade receivables in determining its allowance for doubtful accounts. The Company does not have accounts receivable and allowance for doubtful accounts at July 31, 2014.

Net Income (loss) Per Common Share

The Company computes earnings (loss) per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year.  Diluted net income (loss) per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. As of July 31, 2014, shares issuable upon conversion of preferred stock were excluded as common stock equivalents in the diluted loss per share because their effect is anti-dilutive.  As of July 31, 2013, the Company had no common stock equivalent shares outstanding.

Recent Accounting Pronouncements

The Company has adopted Accounting Standards Update (ASU) No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. The amendments in this ASU remove all incremental financial reporting requirements from U.S. GAAP for development stage entities, including the removal of Topic 915, Development Stage Entities, from the FASB Accounting Standards Codification™.

A development stage entity is one that devotes substantially all of its efforts to establishing a new business and for which: (a) planned principal operations have not commenced; or (b) planned principal operations have commenced, but have produced no significant revenue. For example, many start-ups or even long-lived organizations that have not yet begun their principal operations or do not have significant revenue would be identified as development stage entities.

For public business entities, the presentation and disclosure requirements in Topic 915 will no longer be required for the first annual period beginning after December 15, 2014. The revised consolidation standards are effective one year later, in annual periods beginning after December 15, 2015. Early adoption is permitted.

The Company has chosen to adopt the provisions of the ASU, hence all of the past development stage disclosures and presentations have been eliminated.

The FASB has issued ASU No. 2014-12, Compensation – Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. This ASU requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered..

The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The Company has not yet determined the effect of the adoption of this standard and it is expected to have a material impact on the Company’s condensed consolidated financial position and results of operations.

ASU 2014 -15 issued August 2014

In August 2014, the FASB issued Accounting Standards Update “ASU” 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”.  Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this Update provide that guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued).

The amendments in this Update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted

There are various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 3 – GOING CONCERN MATTERS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements during the year ended July 31, 2014, the Company incurred net losses attributable to common stockholders of $1,494,546 and used $186,780 in cash for operating activities for the  year ended July 31, 2014. In addition, the Company has yet commercialized its planned business and has not generated any revenues since inception. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

The Company's existence is dependent upon management's ability to develop profitable operations. Additional capital will be needed to continue developing its products and services and there can be no assurance that the Company's efforts will be successful. There is no assurance that can be given that management's actions will result in profitable operations or the resolution of its liquidity problems. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

NOTE 4- PROPERTY AND EQUIPMENT

Property, plant and equipment at July 31, 2014 and 2013 are as follows:

	2014	2013
Machinery and equipment	$854,496	$1,449,335
Office furniture	14,070	-
Office equipment	9,511	-
Computers	2,023	-
Leasehold improvements	34,709	-
	914,809	1,449,335
Less: accumulated depreciation	(46,934)	-
	$867,875	$1,449,335

Machinery and equipment is comprised of machines manufactured in Russia, which will enhance an unclear diamond to higher grade clearer diamond utilizing high pressure and heat applied to alter the natural process of creating a diamond with fewer imperfections.  Two machines were acquired in two separate transactions.  The first machine was contributed to the company at the donor’s acquisition cost of $688,833 and credited to equity as contributed capital.   The second machine was acquired for 760,000 shares of the Company’s common stock and recorded at fair value of $760,000.  In July of 2014, the Company removed Mr. Vladimirovich from the Company’s Board of Directors and has relinquished all rights to the second machine located in Russian, in exchange for retaining the 760,000 shares, which are in the Company’s possession. There is no written agreement to this effect.  As a result, the Company recorded a loss on disposal of equipment of $759,924 during the year ended July 31, 2014 comprised of the recorded fair value of the equipment less common stock retained at par value.

During the years ended July 31, 2014 and 2013, depreciation expense charged to operations was $46,934 and $-0-, respectively.

NOTE 5 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

As of July 31, 2014 accounts payable and accrued liabilities for the period ending are comprised primarily of accrued professional fees.

NOTE 6 – NOTES PAYABLE, RELATED PARTY

From October 25, 2013 through July 31, 2014, the Company issued an aggregate of $315,765 unsecured notes payable to Eduard Musheyev, the Company’s Chief Executive Officer for cash advances and purchases on the Company’s behalf.  The notes bear 4% per annum interest, payable monthly in arrears and are due five years from the date of issuance.  The Company accrued and recorded as current year expenses $4,157 as related party interest for the year ended July 31, 2014.

NOTE 7 – NOTES PAYABLE

From February 12, 2014 through July 31, 2014, the Company issued an aggregate of $136,376 unsecured notes payable.  The notes bear 4% per annum interest, payable monthly in arrears and are due five years from the date of issuance.  The Company recorded $1,467 as interest expense for the year ended July 31, 2014.

NOTE 8 – RELATED PARTY TRANSACTIONS

The Company’s officers and shareholders have contributed capital to the Company for working capital purposes.  As of July 31, 2014 and 2013, advances from related party was $51,566 and $-0-, respectively.  These are interest free advances.

At the formation of the Company agreed to issue to Nikitin Vadim Vladimirovich 34,500,000 shares of common stock upon the fulfillment of his obligations to the Company.  His obligations consist of facilitating the acquisition of the additional machines needed to increase production (up to 50 more machines) and to ensure the adaption of the machines for our purposes.  Based upon his removal from the Board of Directors, the Company believes that this obligation is terminated.

NOTE 9- STOCKHOLDERS EQUITY

There is not a viable market for the Company’s common stock to determine its fair value, therefore management is required to estimate the fair value to be utilized in the determining stock based compensation costs.  In estimating the fair value, management considers recent sales of its common stock to independent qualified investors and other factors. Considerable management judgment is necessary to estimate the fair value.  Accordingly, actual results could vary significantly from management’s estimates.

Preferred stock

The Company has authorized 10,000,000 shares of preferred stock, with a par value of $0.0001 per share. As of July 31, 2014 and 2013, the Company had 1,000,000 and -0- shares of preferred stock issued and outstanding, respectively.

In January 2013, the Board of Directors authorized the issuance of up to 1,000,000 shares of Series A Convertible Preferred Stock (the “Series A preferred stock”).

The Series A preferred stock is entitled to preference over holders of junior stock upon liquidation in the amount of the stated value plus any accrued and unpaid dividends and other fees or liquidated damages owing thereon. The holders of Series A preferred stock have 100 votes for each share of Series A preferred stock.

The Series A preferred stock is convertible, at the option of the holder at any time, whereby each share of Series A preferred stock is convertible into a number of paid and non-assessable shares of the Company common stock at a one to one conversion.

In October 2013, the Company issued an aggregate of 1,000,000 shares of its Series A Convertible preferred stock as founder shares.

Common stock

The Company has authorized 240,000,000 shares of common stock, with a par value of $0.0001 per share. As of July 31, 2014 and 2013, the Company had 67,575,000 and -0- shares of common stock issued and outstanding, respectively.

During the period ended July 31, 2013, the Company received $800 as common stock subscription for 8,000 shares of common stock to be issued.

During the year ended July 31, 2014, the Company received $5,100 as common stock subscription for 51,000 shares of common stock.

In November 2013, the Company issued an aggregate of 64,100,000 shares of its common stock as founder shares.

In November 2013, the Company issued 760,000 shares of its common stock to acquire equipment from a related party.  In July, 2014, the Company rescinded this issuance.

In November 2013, the Company issued an aggregate of 2,661,000 shares of its common stock for services rendered valued at $68,100.

In November 2013, the Company issued an aggregate of 54,000 shares of its common stock for subscriptions received.

Stock payable

In connection with a service agreement dated August 6, 2013, as amended, the Company is obligated to issue the greater of 2% or 2,000,000 shares of its common stock for services rendered upon completion of one year’s service.

As of July 31, 2014, the Company has accrued an aggregate of $200,000 as stock based payable to current period operations. On August 4, 2014, the Company authorized the issuance of 2,000,000 shares

NOTE 10- COMMITMENTS

Operating leases

On February 19, 2014, the Company entered into a five-year lease for office space in New York City, with monthly payments escalating from approximately $5,322 in the first year to approximately $5,990 in the fifth year. The Company has posted a security deposit of approximately $23,300 for the benefit of the landlord.

On June 26, 2014, the Company entered into a one year lease for office space in New York City, with monthly payments $1,000.

Future minimum lease payments under the operating lease are as follows:

Year Ending July 31,
2015	$64,664
2016	66,602
2017	68,600
2018	70,658
2019	41,930
$312,454

Rent expense charged to operations, which differs from rent paid due to the rent credits and to increasing amounts of base rent, is calculated by allocating total rental payments on a straight-line basis over the term of the lease. During the year ended July 31, 2014, rent expense was $47,548 and as of July 31, 2014 deferred rent payable was $11,554.

Compensation agreements

Effective July 15, 2013 the Company entered into a consulting/servicing agreement with David A. Mortman that obligated the Company to issue to Mr. Mortman 2,000,000 shares of common stock at the one year anniversary of the agreement for services rendered. On August 4, 2014, the Company authorized the issuance of these shares to Mr. Mortman.  Mr. Mortman has provided and continues to provide strategic business advice to the Company specifically relating to pre-operational issues, e.g. leasehold facilities for the executive offices and manufacturing facilities required by the company, investigating various leasehold locations for those purposes, meetings with brokers and landlord representatives, reviewing personnel requirements to implement the business plan, discussing the best options available for the purchase of raw materials. Mr. Mortman has also provided services in the business review of the Company’s Form S-1 and has prepared an ongoing business plan for the management and operation of the Company. Mr. Mortman will also assist in the negotiations on behalf of the Company with financing sources.

At the formation of the Company agreed to issue to Nikitin Vadim Vladimirovich 34,500,000 shares of common stock upon the fulfillment of his obligations to the Company.  His obligations consist of facilitating the acquisition of the additional machines needed to increase production (up to 50 more machines) and to ensure the adaption of the machines for our purposes.  Based upon his removal from the Board of Directors, the Company believes that this obligation is terminated.  This is disclosed under related party transactions above.

Deferred Salary.  There is a written deferred salary agreement in place at this time with Jordan Friedberg.  The deferred salary will be paid at such time as the Company is financially able. To date no deferred salary has been earned.

Consulting Agreements

The Company has consulting agreements with outside contractors to provide marketing and financial advisory services. The Agreements are generally for a term of 12 months from inception and renewable automatically from year to year unless either the Company or Consultant terminates such engagement by written notice.

Share Commitment

The Company was obligated to issue an aggregate of 34,500,000 shares of its common stock to Vadim Nikitin, a former member of the Company’s board of directors.  17,250,000 shares were to be issued upon the Company obtaining a working capital facility of $1,500,000 and financing to acquire 10 additional processing machines.  An additional 17,250,000 was to be issued upon the Company acquiring the balance of 30 processing machines.  When the Company removed him from the Board and other positions with the Company, it believes this obligation to be terminated.

Litigation

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm Company’s business. The company is currently not party to any such legal proceedings that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition or operating results.

NOTE 11 – INCOME TAXES

The Company utilizes ASC 740 “Income Taxes”, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

For the  year ended July 31, 2014, the Company had available for U.S federal income tax purposes net operating loss carryovers of approximately $500,000, which expiring through the year of 2033. The net operating loss carryovers may be subject to limitations under Internal Revenue Code due to significant changes in the Company’s ownership. The Company has provided a full valuation allowance against the full amount of the net operating loss benefit, since, in the opinion of management, based upon the earnings history of the Company it is more likely than not that the benefits will not be realized.

The income tax provision (benefit) for the period ended July 31, 2014 and 2013 consist of the following:

	2014	2013
Federal:
Current	$-	$-
Deferred	160,000	17,500
Total	160,000	17,500
State and local:
Current	-	-
Deferred	24,300	2,700
Total	24,300	2,700

Change in valuation allowance	(184,300)	(20,200)

Income tax provision (benefit)	$-	$-

The provision for income taxes differ from the amount of income tax determined by applying the applicable U.S statutory rate to losses before income tax expense for the period ended July 31, 2014 and 2013 as follows:

	2014	2013
Statutory federal income tax rate	(35.0%)	(35.0%)
Statutory state and local income tax rate (8.25%), net of federal benefit	(5.4%)	(5.4%)
Change in valuation allowance	40.4%	40.4%
Effective tax rate	0.00%	0.00%

Deferred income taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax asset and liabilities result principally from the following:

	2014	2013
Deferred tax assets (liabilities):
Stock based compensation to be issued for services rendered	$3,300	107,650
Net operating loss carry forward	16,900	94,350
Less: valuation allowance	(20,200)	(202,000)
Net deferred tax asset	$-	-

The Company has not yet filed its tax returns for the period from January 14, 2013 (date of inception) through July 31, 2014.

The provisions of ASC 740 require companies to recognize in their financial statements the impact of a tax position if that position is more likely than not to be sustained upon audit, based upon the technical merits of the position. ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure.

Management does not believe that the Company has any material uncertain tax positions requiring recognition or measurement in accordance with the provisions of ASC 740. Accordingly, the adoption of these provisions of ASC 740 did not have a material effect on the Company’s consolidated financial statements. The Company’s policy is to record interest and penalties on uncertain tax positions, if any, as income tax expense.

All tax years for the Company remain subject to future examinations by the applicable taxing authorities.

NOTE 12 – SUBSEQUENT EVENTS

In August 2014, the Company issued 2,000,000 shares of its common stock to David Mortman for services rendered.

DIAMOND TECHNOLOGY ENTERPRISES, INC.

INDEX TO FINANCIAL STATEMENTS

Condensed balance sheets as of April 30, 2015 (unaudited) and July 31, 2014

Condensed statements of operations for the three and nine months ended April 30, 2015 and 2014 (unaudited)

Condensed statements of cash flows for the nine months ended April 30, 2015 and 2014 (unaudited)

Notes to condensed financial statements (unaudited)

DIAMOND TECHNOLOGY ENTERPRISES, INC.
CONDENSED BALANCE SHEETS

	April 30,	July 31,
	2015	2014
	(unaudited)
ASSETS
Current assets:
Cash	$ 211,560	$ 38,777
Prepaid supplies and expenses	4,746	5,199
Total current assets	216,306	43,976

Property and equipment, net	756,749	867,875

Deposits	23,262	23,262

Total assets	$ 996,317	$ 935,113

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses, $534,067 and $5,061 related party	$ 675,993	$ 186,693
Joint venture obligation (Note 3)	225,000	-
Stock based payable	-	200,000
Advances, related party	-	51,566
Total current liabilities	900,993	438,259

Long term liabilities
Deferred rent, long term	12,448	11,554
Long term debt	193,283	136,376
Long term debt, related party	642,747	315,765
Total long term liabilities	848,478	463,695

Total liabilities	1,749,471	901,954

Stockholders' (deficit) equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized
Series A Convertible Preferred stock, 1,000,000 shares designated, 1,000,000 shares issued and outstanding as of April 30, 2015 and July 31, 2014	100	100
Common stock, $0.0001 par value; 240,000,000 shares authorized, 69,575,000 and 67,575,000 shares issued and 68,815,000 and 66,815,000 shares outstanding as of April 30, 2015 and July 31, 2014, respectively	6,958	6,758
Common stock subscription	400	400
Additional paid in capital	1,778,511	1,578,711
Treasury stock (760,000 shares)	(76)	(76)
Accumulated deficit	(2,539,047)	(1,552,734)
Total stockholders' (deficit) equity	(753,154)	33,159

Total liabilities and stockholders' (deficit) equity	$ 996,317	$ 935,113

The accompanying notes are an integral part of these unaudited condensed financial statements

DIAMOND TECHNOLOGY ENTERPRISES, INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended April 30,		Nine months ended April 30,
	2015	2014	2015	2014
OPERATING EXPENSES:
Selling, general and administrative expenses	$ 223,979	$ 151,122	$ 825,512	$ 407,834
Depreciation	46,949	1,112	141,382	1,112

Total operating expenses	270,928	152,234	966,894	408,946

Loss from Operations	(270,928)	(152,234)	(966,894)	(408,946)

Other expenses:
Interest expense	(7,207)	(2,250)	(19,420)	(2,924)

Loss before income taxes	(278,134)	(154,484)	(986,313)	(411,870)

Income taxes (benefit)	-	-	-	-

Net loss	$ (278,134)	$ (154,484)	$ (986,313)	$ (411,870)

Loss per common share, basic and diluted
	$ (0.00)	$ (0.00)	$ (0.01)	$ (0.01)
Weighted average number of common shares outstanding, basic and diluted	68,815,000	67,575,000	68,771,044	42,775,326

The accompanying notes are an integral part of these unaudited condensed financial statements

DIAMOND TECHNOLOGY ENTERPRISES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine months ended April 30,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (986,313)	$ (411,870)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	141,382	1,112
Preferred and common stock issued to founders	-	360
Common stock to be issued for services	-	66,100
Operating expenses incurred by related party on behalf of Company	4,354	-
Changes in operating assets and liabilities:
Prepaid expenses and supplies	453	(60,000)
Accounts payable and accrued expenses	489,300	81,529
Stock based payable	-	158,356
Joint venture obligation	225,000	-
Deferred rent	894	5,625
Net cash used in operating activities	(124,930)	(158,788)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment of long term deposit	-	(23,262)
Purchase of property and equipment	(18,256)	(47,910)
Net cash used in investing activities	(18,256)	(71,172)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	-	5,100
Proceeds from related party advances	-	5,313
Proceeds from notes payable	56,907	83,936
Proceeds from related party notes payable	259,062	145,750
Net cash provided by financing activities	315,969	240,099

Net increase in cash	172,783	10,139
Cash, beginning of period	38,777	10,586

Cash, end of period	$ 211,560	$ 20,725

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Interest paid	$ -	$ -
Income taxes paid	$ -	$ -

Non-cash investing and financing activities:
Common stock issued for services rendered in prior year	$ 200,000	$ -
Equipment acquired by related party on behalf of Company	$ 12,000	$ -
Note payable, related party issued to acquire prepaid supplies and expenses	$ -	$ 136,015

The accompanying notes are an integral part of these unaudited condensed financial statements

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the presentation of the accompanying unaudited financial statements follows:

General

The following (a) balance sheets as of April 30, 2015 (unaudited) and July 31, 2014, which have been derived from audited financial statements, and (b) the unaudited interim statements of operations and cash flows of Diamond Technology Enterprises, Inc. (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended April 30, 2015 are not necessarily indicative of results that may be expected for the year ending July 31, 2015. These unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended July 31, 2014 included in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on November 13, 2014.

Basis of presentation

The Company was incorporated on January 14, 2013 under the laws of the State of Delaware. The Company is headquartered in New York and was organized for the purpose of producing higher quality diamonds via the use of proprietary high pressure high temperature (HPHT) heat pressure processes.

Liquidity and Going Concern

As the Company is devoting substantially all of its efforts to establishing a new business, and planned principal operations have not yet commenced. There has been no revenue generated from sales, license fees or royalties.

The Company's primary efforts are devoted to establishing operations and developing customer relationships. The Company has experienced net losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future. In addition, the Company will require additional financing to fund future operations. The Company intends to raise additional capital to complete the development and commercialization of its current product through equity or debt financing; however the Company does not have any commitments or definitive or binding arrangements for such funds. There can be no assurance that such funds, if available at all, can be obtained on terms reasonable to the Company. If the Company is unsuccessful in raising additional capital it will need to reduce costs and operations substantially.

The above factors raise substantial doubt as to the Company's ability to continue as a going concern. The accompanying unaudited condensed financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that may result from the outcome of this uncertainty.

Use of estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the useful life of fixed assets and assumptions used in the fair value of stock-based compensation.

Cash and Cash Equivalents

The Company considers financial instruments with an original maturity date of three months or less to be cash equivalents.

Research and Development Cost

The Company accounts for research and development cost in accordance with the Accounting Standard Codification subtopic 730-10, Research and Development (“ASC730-10”).Under ASC 730-10, all research and development costs must be charged to expenses as incurred. Accordingly, internal research and development costs are expensed as incurred. Third party research and development cost are expenses when constructed work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company did not incur research and development expenses for the three and nine months ended April 30, 2015 and 2014.

Property, plant and equipment

Property, plant and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. Gains and losses from the retirement or disposition of property and equipment are included in operations in the period incurred. Maintenance and repairs are expensed as incurred.

Income taxes

Deferred income tax assets and liabilities are determined based on the estimated future tax effects of net operating loss and credit carry-forwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates. The Company records an estimated valuation allowance on its deferred income tax assets if it is not more likely than not that these deferred income tax assets will be realized.

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. As of April 30, 2015 and July 31, 2014, the Company has not recorded any unrecognized tax benefits.

Stock Based Compensation

All stock-based payments to employees and to nonemployee directors for their services as directors, including any grants of restricted stock and stock options, are measured at fair value on the grant date and recognized in the statements of operations as compensation or other expense over the relevant service period. Stock-based payments to nonemployees are recognized as an expense over the period of performance. Such payments are measured at fair value at the earlier of the date a performance commitment is reached or the date performance is completed. In addition, for awards that vest immediately and are non-forfeitable the measurement date is the date the award is issued.

Revenue Recognition

The Company will recognize revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts.

Net Income (loss) Per Common Share

The Company computes earnings (loss) per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year.  Diluted net income (loss) per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. As of April 30, 2015 and 2014, shares issuable upon conversion of preferred stock were excluded as common stock equivalents in the diluted loss per share because their effect is anti-dilutive.

Fair Value of Financial Instruments

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities, and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.  All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

Recent Accounting Pronouncements

There are various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 2- PROPERTY AND EQUIPMENT

Property, plant and equipment at April 30, 2015 and July 31, 2014 are as follows:

	April 30, 2015	July 31, 2014
Machinery and equipment	$856,166	$854,496
Office furniture	14,070	14,070
Office equipment	10,668	9,511
Computers	4,094	2,023
Leasehold improvements	60,067	34,709
	945,065	914,809
Less: accumulated depreciation	(188,316)	(46,934)
	$756,749	$867,875

During the three months and nine months ended April 30, 2015, depreciation expense charged to operations was $46,949 and $141,382, respectively.  During the three months and nine months ended April 30, 2014, depreciation expense charged to operations was $1,112 and $1,112, respectively.

NOTE 3 –JOINT VENTURE OBLIGATION

On March 12, 2015, the Company entered a Joint Venture agreement to provide working capital for the purchase of rough brown vs+ diamonds, cut and polishing services and related expenses in exchange for net 25% of the gross profit realized from the sale of the final product.  The minimum term of the agreement is for processing a minimum of 24,160 carats.  In connection with Joint Venture agreement, the Company received $225,000 in working capital through April 30, 2015 and an additional $25,000 in May 2015 (aggregate total of $250,000) and is required to i) purchase or lease a portable diamond analyzer machine, ii) acquire rough or polished brown, vs+ diamond stones, iii) incur costs of cutting and polishing and iv) pay costs of insurance for stones while in transit.

The Joint Venture agreement provides for the investing partner to reinvest their pro rata share of the sales proceeds to acquire additional carats until at a minimum of 24,160 carats are processed and sold.

NOTE 4– ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

As of April 30, 2015 accounts payable and accrued liabilities for the period ending are comprised primarily of accrued professional fees and accrued compensation.

NOTE 5– NOTES PAYABLE, RELATED PARTY

From October 25, 2013 through April 27, 2015, the Company issued an aggregate of $542,747 unsecured notes payable to Eduard Musheyev, the Company’s Chief Executive Officer for cash advances and purchases on the Company’s behalf.  The notes bear 4% per annum interest, payable monthly in arrears and are due five years from the date of issuance.

In August 2014, the Company issued two unsecured notes payable to Alexander Musheyev, a family member of the Company’s Chief Executive Officer for cash advances in aggregate of $100,000.  The notes bear 4% per annum interest, payable monthly in arrears and are due five years from the date of issuance.

The Company accrued and recorded as current year expenses $5,534 and $14,998 as related party interest for the three and nine months ended April 30, 2015, respectively.

NOTE 6– NOTES PAYABLE

From February 12, 2014 through July 29, 2014, the Company issued an aggregate of $136,376 unsecured notes payable.  The notes bear 4% per annum interest, payable monthly in arrears and are due five years from the date of issuance.

From December 29, 2014 through April 15, 2015, the Company issued an aggregate of $56,907 unsecured promissory notes payable.  The notes bear 4% per annum interest, payable monthly in arrears and are due June 1, 2016.

The Company recorded $1,600 and $4,349 as interest expense for the three and nine months ended April 30, 2015.

NOTE 7– RELATED PARTY TRANSACTIONS

The Company’s officers and shareholders have contributed capital to the Company for working capital purposes.  As of April 30, 2015 and July 31, 2014, advances from related party were $-0- and $51,566, respectively.  These are interest free advances.

NOTE 8- STOCKHOLDERS EQUITY

Stock based payable

In connection with a service agreement dated August 6, 2013, as amended, the Company is obligated to issue

a) Upon execution, the Company shall issue to Mortman or his designee that number of shares ("Equity Compensation") of the Company's Common Shares representing 2% or Two Million shares ownership interest (whichever is greater) in the Company on a fully diluted basis.

b) One year following the date hereof, as additional consideration for Mortman's performance of the consulting services and executive duties hereunder, the Company shall issue to Mortman or his designee that number of shares of the Company's Common Stock representing an additional 2% or Two Million shares of ownership interest (whichever is greater) in the Company on a fully diluted basis.

On August 6, 2014, the Company issued 2,000,000 shares of its common stock in accordance with the term of the service agreement.  The fair value of the common stock was previously accrued during the year ended July 31, 2014.

Dealer Prospectus Delivery Obligation

Until   ___________ , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

SEC Registration	$2,529.54
Legal Fees and Expenses*	$20,000
Accounting Fees*	$10,000
Miscellaneous*	$5,000
Total	$37,529.54

* Estimated

The Issuer will pay all fees and expenses associated with this offering with the Selling Shareholders paying none of the expenses.

Item 14.  Indemnification of Directors and Officers

Article 6 of our bylaws contains provisions which require that the company indemnify its officers, directors, employees and agents and Article Eighth of the Company’s Articles of Incorporation provides for the Company’s ability to indemnify it’s officers, directors, employees and agents, subject to the limitations provided in Delaware General Corporation Law Section 141 for expenses actually and reasonably incurred.  No indemnification shall be made if the proposed party has been adjudged to be liable to the company or where the matter was settled without court approval.  Indemnification must be made upon a determination by a majority of the uninterested Board, and if not available, by the shareholders or by a court of competent jurisdiction.

Item 15.

Recent Sales of Unregistered Securities

Prior to July 31, 2013, we sold a total of 8,000 common shares for a gross price of $800.  The issuances of the shares to the investors were exempt from registration under Sections 4(2) and 4(6) of the Securities Act and Regulation D.  The issuer sold all of the outstanding shares in transactions not involving a public offering, to individuals with whom the principals had a prior relationship. No advertising or solicitation was utilized by the issuer.   The Company has filed its Form D with the Commission.

Also listed in the table below, a total of 661,000 common shares were issued for Executive compensation. Kimberly L. Rudge was issued 2,000,000 shares for legal services. Dormor Corp was issued 2,000,000 common shares, Summit Trading Limited was issued 5,000,000 common shares, Southeast Research Partners, LLC was issued 5,000,000 shares, Prosper Capital, Inc was issued 7,000,000 shares and Sierra Trading Corp was issued 7,000,000 shares, for services.  Services provided include formation of the company, development of the business and operating model, market research, general day-to-day operations, investor relations, technology development and oversight.

On August 4, 2014, the Company issued 2,000,000 shares of its restricted common stock to Dormer, Corp for consulting services provided pursuant to the terms of a Services Arrangement agreement with  David Mortman.

NAME	Common Shares Issued	Price

Jordan Friedberg	661,000	$66,100
Dormor Corp	2,000,000	$200
Southeast Research Partners, LLC Summit Trading Limited Sierra Trading Corp Prosper Capital Kimberly L. Rudge Dormor Corp	5,000,000 5,000,000 7,000,000 7,000,000 2,000,000 2,000,000	$500 $500 $700 $700 $20,000 $200,000
Subtotal	31,661,000	$288,700

Item 16.

Exhibits

Exhibit Number	Exhibit Description

3.1	Articles of Incorporation of Diamond Technology Enterprises, Inc. filed Jan. 14, 2013 (previously filed)
3.2	Bylaws (previously filed)
5.1 10.1 10.2 10.3 10.4 10.5 10.6 23.1 23.2

Opinion of Kimberly L. Rudge, Esq.

Purchase Agreement for Machine dated May 1, 2013  (previously filed)

Contribution Agreement for Machine dated October 30, 2013 (previously filed)

Subscription Agreement (previously filed)

Promissory Notes – Eduard Musheyev (previously filed)

Promissory Note – Quick Solutions WorldWide, LP (previously filed)

Bruderer Report dated April 8, 2015

Consent of RBSM, LLP (auditor)

Consent of Kimberly L. Rudge, Esq. (included in Exhibit 5.1 herein)

Item 17. Undertakings

The undersigned hereby undertakes:

(1)

to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)

include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

include any additional or changed material information on the plan of distribution.

(1)

that for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(2)

to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)  that for determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information  about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(i)

Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser

(5)   Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York, on August 31, 2015.

Diamond Technology Enterprises, Inc.

/s/ Eduard Musheyev

Print Name: Eduard Musheyev

Print Title: Chairman of the Board

Date: August 31, 2015

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Eduard Musheyev

Print Name: Eduard Musheyev

Print Title:  Chairman of the Board, President, Secretary, Treasurer and Director

Date: August 31, 2015

/s/ Jordan Friedberg

Print Name: Jordan Friedberg

Print Title: CFO (Principal Financial & Accounting Officer), Board Member

Date: August 31, 2015